    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 25, 2000.

                                            REGISTRATION STATEMENT NO. 333-

-------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ----------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                          ----------------------------
                           SOUTHERN COMMUNITY BANCORP
                 (Name of Small Business Issuer in its Charter)

         Florida                       6021                       59-3619325
(State or Jurisdiction of       (Primary Standard              (I.R.S. Employer
    Incorporation or                Industrial                  Identification
      Organization)            Classification Code                 Number)
                                     Number)

                             250 North Orange Avenue
                             Orlando, Florida 32801
                                 (407) 648-1844
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)
                          ----------------------------
                            Charlie W. Brinkley, Jr.
                      Chairman and Chief Executive Officer
                           Southern Community Bancorp
                             250 North Orange Avenue
                             Orlando, Florida 32801
                                 (407) 648-1844
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:

Rod Jones, Esq.                           Alfred G. Smith, II, Esq.
Shutts & Bowen LLP                        Shutts & Bowen LLP
20 North Orange Avenue, Suite 1000        201 S. Biscayne Boulevard, Suite 1500
Orlando, Florida 32801                    Miami, Florida 33131
(407) 849-4906                            (305) 379-9147
(407) 425-8316 (fax)                      (305) 381-9982 (fax)



APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                          ----------------------------
                         CALCULATION OF REGISTRATION FEE

     Title of Each                                      Proposed                Proposed
       Class of                                          Maximum                 Maximum
   Securities to be           Amount to be         Offering Price Per           Aggregate               Amount of
      Registered               Registered                 Unit               Offering Price          Registration Fee
   ----------------           ------------         ------------------        --------------          ----------------

Common Stock                1,050,000 shares             $16.50                $17,325,000                $4,573
-----------------------  ----------------------- ----------------------- -----------------------  ----------------------

                          ----------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED APRIL 25, 2000.

                                   PROSPECTUS

                           SOUTHERN COMMUNITY BANCORP

                                1,050,000 Shares

                                  Common Stock

         We are offering a minimum of 200,000 shares, and a maximum of 1,050,000 shares, of our common stock. There is currently no public market for the common stock, and we do not expect a public market to develop after the offering. The price to the public in the offering is $16.50 per share. Each subscriber is required to purchase a minimum of 1,000 shares.

INVESTING IN THE SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

         The purpose of the offering is to capitalize our proposed new bank subsidiary, Southern Community Bank of Southwest Florida (in organization), and to provide additional working capital for our existing bank subsidiary, Southern Community Bank.

         We will not utilize an underwriter to offer the shares. Instead, certain of our executive officers will offer the shares on our behalf on a "best efforts" basis. These officers will not receive any commissions or additional compensation for these efforts.

         The initial expiration date of the offering is September 30, 2000. However, we have the right to extend the expiration date without notice to subscribers until December 31, 2000.

         We will deposit all amounts received from each subscriber into one of two escrow accounts which we have established with SunTrust Bank, as escrow agent. Each subscriber in the offering must designate the escrow account into which we should deposit the subscriber's funds.

         We have established the first escrow account for the purpose of capitalizing our proposed new bank subsidiary, Southern Community Bank of Southwest Florida (in organization). The escrow agent will hold all of the amounts deposited in the first escrow account subject to the following conditions:

         o The escrow agent will return all of the funds deposited in the first escrow account to subscribers, without interest or deduction, in the event that we do not sell at least 610,000 shares with proceeds designated for the first escrow account (i.e., at least $10,065,000) prior to the expiration date of the offering.

         o If we sell at least 610,000 shares with proceeds designated for the first escrow account before the expiration date, then the escrow agent will continue to hold the amounts in the first escrow account until we have received all required regulatory approvals to open Southern Community Bank of Southwest Florida. At that time, the escrow agent will release the amounts in the first escrow account to us, and we will contribute the proceeds to Southern Community Bank of Southwest Florida.

         o After we have sold 610,000 shares with proceeds designated for the first escrow account, we may continue to offer any unsold shares until the expiration date of the offering. Subscribers to these shares may continue to designate that their funds be deposited in the first escrow account.

         o If we do not obtain all required regulatory approvals to open Southern Community Bank of Southwest Florida by December 31, 2000, then the escrow agent will return all of the funds deposited in the first escrow account to subscribers, without interest or deduction.

         We have established the second escrow account for the principal purpose of providing additional working capital for our existing bank subsidiary, Southern Community Bank. The escrow agent will hold all of the subscription funds deposited the second escrow account subject to the following conditions:

         o If we have not sold at least 200,000 shares with proceeds designated for the second escrow account (i.e., at least $3,300,000) prior to the expiration date of the offering, then the escrow agent will return all of the funds deposited in the second escrow account to subscribers, without interest or deduction.

         o If we sell 200,000 shares with proceeds designated for the second escrow account prior to the expiration date, then the escrow agent will release the amount of $3,300,000 to us and we will contribute this amount to Southern Community Bank.

         o If we sell more than 200,000 shares with proceeds designated for the second escrow account, then our Board of Directors will instruct the escrow agent whether to transfer the excess amounts to the first escrow account or to release the funds to us for contribution to Southern Community Bank. The escrow agent will hold any amounts which are transferred to the first escrow account on the same terms as amounts initially deposited in the first escrow account.

         If we fulfill the conditions of the release of funds from the first escrow account, we will complete the sale of shares pursuant to the first escrow account, even if we do not fulfill the conditions for the release of funds from the second escrow account. Likewise, if we fulfill the conditions for the release of funds from the second escrow account but not the first escrow account, then we will complete the sale of shares pursuant to the second escrow account.

         We will issue shares to subscribers at the same time as the escrow agent releases the proceeds from each escrow account to us. As a result, subscribers may receive shares at different times.

         The escrow accounts will be interest bearing accounts. We will retain all interest earned on the accounts, regardless of whether the offering is completed or canceled.

         Subscribers may not revoke any subscription for the shares without our consent, which may be withheld at our sole discretion.

         We have the right to cancel the offering at any time prior to the release of funds from either of the escrow accounts. If we cancel the offering, the escrow agent will promptly return all funds received from subscribers, without interest or deduction.

                                                                                                   PROCEEDS TO
                                                                      UNDERWRITING              SOUTHERN COMMUNITY
                                           PRICE TO PUBLIC             COMMISSIONS                  BANCORP(1)
                                           ---------------             -----------              ------------------
Per Share ...............................   $        16.50             None                      $         16.50
Minimum Offering.................           $ 3,300,000.00             None                      $  3,300,000.00
Maximum Offering................            $17,325,000.00             None                      $ 17,325,000.00

---------

(1)      Before deducting estimated offering expenses of $75,000.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOU SHOULD NOTE THAT THESE SECURITIES ARE NOT BANK ACCOUNTS OR DEPOSITS AND ARE NOT FEDERALLY INSURED BY THE FDIC OR ANY STATE OR FEDERAL AGENCY.

                 The date of this prospectus is         , 2000.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.......................................................... 1

RISK FACTORS................................................................ 5

USE OF PROCEEDS.............................................................13

DILUTION ...................................................................14

CAPITALIZATION..............................................................16

DIVIDEND POLICY.............................................................17

SELECTED FINANCIAL DATA.....................................................18

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................20

BUSINESS ...................................................................34

SUPERVISION AND REGULATION..................................................42

MANAGEMENT..................................................................49

CERTAIN TRANSACTIONS........................................................57

SECURITIES OWNERSHIP OF CERTAIN
         BENEFICIAL OWNERS AND MANAGEMENT...................................59

DESCRIPTION OF CAPITAL STOCK................................................61

SHARES ELIGIBLE FOR FUTURE SALE.............................................64

TERMS OF OFFERING...........................................................65

LEGAL MATTERS...............................................................67

EXPERTS  ...................................................................67

ADDITIONAL INFORMATION......................................................68

INDEX TO FINANCIAL STATEMENTS...............................................F-1

EXHIBIT A - SUBSCRIPTION AGREEMENT

                               PROSPECTUS SUMMARY

         This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully.

                           SOUTHERN COMMUNITY BANCORP

         This is the initial public offering of shares of our common stock. We are offering a minimum of 200,000 shares and a maximum of 1,050,000 shares, at a price of $16.50 per share.

OUR BUSINESS

         Southern Community Bancorp is a recently formed, Florida-based bank holding company. We currently conduct all of our activities through Southern Community Bank. This bank commenced banking operations in December 1998 and currently has a main office and three branches in the Orlando, Florida area, and expects to open an additional branch in Bonita Springs, Florida in May 2000.

         We intend to expand our operations by opening a new bank in Bonita Springs, Florida in the fall of 2000. The new bank will acquire the assets and liabilities of the proposed Bonita Springs branch of our existing bank.

OUR STRATEGY

         Our strategy is to target customers who are dissatisfied with the level of service delivered by the multi-state banking organizations which recently acquired a large percentage of the banking business in Florida. According to FDIC statistics, the ten largest banks in Florida at June 30, 1999, controlled 64.7% of total deposits and including just one Florida-based institution. Five years earlier, at June 30, 1994, the ten largest banks controlled 55.9% of total deposits and included two Florida-based institutions. By a different measure, the market share of the three largest banks in Florida has increased from 40.5% at June 30, 1994 to 50.3% on June 30, 1999. As a result of this consolidation, we believe that we have the ability to attract owners of small and medium sized businesses, entrepreneurs, and other professional and executive customers by providing personalized service and products tailored to meet the needs of these customers.

         As part of our strategy, we will attempt to operate our existing bank, our proposed new bank, and any banks which we may open or acquire in the future, in substantially the same manner as local community banks. Accordingly, we expect that the board of directors of each of our banks will primarily consist of individuals who live within the communities served by each bank. Additionally, we anticipate that all of the lending decisions for each bank will be made by the executives and board of directors of that bank. Each bank will also seek to become an active participant in the local community by supporting local charities and civic organizations.

         We also expect to realize some of the benefits of larger banking organizations. For example, we will operate each of our banks on the same data processing system. Additionally, we will utilize a single human resources department to handle employee benefits and related employment matters. We hope to realize the benefits of economies of scale for these administrative functions.

         We may open or acquire additional banks in Florida in the future, although we have no current plans to do so. If we open or acquire additional banks, we expect that we would utilize our same strategy for establishing and growing these banks - i.e., emphasizing personalized service and the community bank aspects of our banks.

OUR EXISTING BANK

         Our existing bank, Southern Community Bank, was formed by a group of Orlando businessmen and bank executives who believed that there was significant demand for an additional community bank in the Orlando area. Since opening in December 1998, our existing bank has grown rapidly. As of December 31, 1999, our existing bank had total assets of approximately $83.9 million. We expect our existing bank to open a new branch in Bonita Springs, Florida in May, 2000, and to open two additional branches in the Orlando market during the next 18 months.

OUR NEW BANK

         We plan to open our new bank, Southern Community Bank of Southwest Florida, to serve the southwest Florida market (i.e., the area between Naples and Ft. Myers, Florida). We have filed an application to establish this bank with the Florida Department of Banking and Finance and the FDIC. We will apply to the Board of Governors of the Federal Reserve System to acquire all of the capital stock of Southern Community Bank of Southwest Florida once the bank's charter is granted by the Florida Department of Banking and Finance and insurance is obtained from the FDIC. Assuming that we receive all required regulatory approvals and the offering is successful, we expect the new bank to commence operations in the fall of 2000.

         Our new bank will acquire the assets and liabilities of the new branch which our existing bank will open in Bonita Springs, Florida in May, 2000. We believe that the opening of this branch will accelerate our ability to grow the new bank by providing it with a base of personnel, deposits, loans and customer relationships.

OUR MANAGEMENT TEAM

         Our management team includes individuals who have significant experience serving our target markets. Our chairman and chief executive officer is Charlie W. Brinkley, Jr., who has more than 21 years of banking experience in the Central Florida market, including serving as the president of Southern Bank of Central Florida for 8 years and as the president of Colonial Bank - Florida for 2 years. Our president and the head of our Orlando bank is John G. Squires, who also has more than 21 years of experience in the Orlando banking market, including serving as vice-chairman of Southern Bank of Central Florida for 8 years and executive vice-president of Colonial Bank - Florida for 2 years.

         Our new bank in southwest Florida will be headed by Richard Garner, who will serve as its president and chief executive officer. Mr. Garner has more than 6 years of banking experience in the southwest Florida market (and more than 20 years in the Florida market), including serving as the president of First National Bank of Bonita Springs Florida, and as senior vice-president of Colonial Bank - Southwest Florida. The management team at the new bank will also include Joel Whittenhall, who has 19 years of banking experience in the southwest Florida market, including service as the executive vice-president and senior lending officer of First National Bank of Florida.

OUR ADDRESS AND TELEPHONE NUMBER

         Our address is 250 N. Orange Avenue, Orlando, Florida, 32801 and our telephone number is (407) 648-1844.

                                  THE OFFERING

Securities Offered for Sale:                 We are offering a minimum of 200,000 shares, and a
                                             maximum of 1,050,000 shares, of our common stock.  For
                                             a description of the shares, see "Description of Capital
                                             Stock."

Price to Public:                             $16.50 per share

Shares to be Outstanding after the           We will have a minimum of 1,080,298 shares, and a
Offering:                                    maximum of 1,940,298 shares, outstanding after the
                                             offering.

Escrow Accounts:                             We have established two escrow accounts with SunTrust
                                             Bank, as escrow agent, in connection with the offering.
                                             We will deposit all proceeds of the offering in the escrow accounts, as designated by each subscriber.  The escrow
                                             agent will release these amounts to us, or return them to
                                             subscribers, depending upon whether we fulfill certain
                                             specific conditions.  See "Terms of Offering."

Use of Proceeds Deposited in the             We will utilize the proceeds deposited in the first escrow
First Escrow Account:                        account to capitalize our new bank, Southern Community
                                             Bank of Southwest Florida. We will use a portion of this
                                             amount to pay the organizers for the organizational costs of the new bank, which are estimated at  $500,000.  See "Use
                                             of Proceeds."

Use of Proceeds Deposited in the             We will utilize at least $3,300,000 of the proceeds
Second Escrow Account:                       deposited in the second escrow account to increase the
                                             working capital of our existing bank, Southern
                                             Community Bank. We have the right to utilize any
                                             proceeds in excess of $3,300,000 to either increase the
                                             amounts deposited in the first escrow account (which
                                             would then be utilized to capitalize our new bank) or
                                             to increase the working capital of our existing bank.
                                             See "Use of Proceeds."

Risk Factors:                                You should read the "Risk Factors" section before
                                             deciding to invest in our shares.


                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully consider the risks below and other information in this prospectus before deciding to invest in our common stock.

WE HAVE INCURRED A SUBSTANTIAL LOSS SINCE WE COMMENCED OPERATIONS AND WE MAY CONTINUE TO INCUR LOSSES IN THE FUTURE.

         We commenced banking operations on December 15, 1998. From that date through December 31, 1999, we have incurred a consolidated loss of $986,000. This loss was primarily due to the costs of opening our existing bank and establishing its business, including the opening of four branches. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         We expect to incur a loss in 2000 due to the costs of establishing our new bank in Bonita Springs, Florida and the continuing expansion of our banking activities in the Orlando market. In this regard, a newly formed bank is ordinarily expected to incur operating losses in its early periods of operations because of an inability to generate sufficient net interest income to cover operating expenses. Those operating losses can be significant and can occur for longer periods than planned depending on the bank's ability to control operating expenses and generate net interest income.

         We do not expect to become profitable before 2001. Our ability to become profitable by that time depends on our ability to establish our new bank, to grow at the rate we expect, and to avoid unexpected operating expenses or loan losses. Because these items are not within our control, there is a risk that we may never become profitable.

WE MAY BE UNABLE TO EFFECTIVELY MANAGE OUR GROWTH.

         We have rapidly and significantly expanded our operations and anticipate that we will continue to expand in the foreseeable future. Our rapid growth has placed significant demands on our management and other personnel, which, given our expected future growth rate, are likely to continue. To manage future growth, we will need to attract and retain highly skilled and motivated officers and employees, to expand our existing data processing systems, to establish necessary financial and operations controls over our business and to train our new employees.

WE ARE NOT CERTAIN THAT WE WILL BE ABLE TO OPEN OUR PROPOSED NEW BANK.

         We have filed applications with the Florida Department of Banking and the FDIC for permission to open Southern Community Bank of Southwest Florida. We will also need to file an application with the Federal Reserve to acquire the shares of this bank. Although we believe that these regulatory agencies will approve these applications, there can be no assurance that they will be approved. Furthermore, we need to sell at least 610,000 shares with proceeds designated for the first escrow account in order to capitalize the new bank. If we do not sell these shares, we will not open the new bank, although we will continue to operate our proposed branch in Bonita Springs,

Florida. If we are unable to open the new bank for any reason, it is likely that our future operating results will be adversely affected.

WE MAY COMPLETE THE SALE OF SHARES TO SUBSCRIBERS WITH FUNDS DESIGNATED FOR THE SECOND ESCROW ACCOUNT EVEN IF WE ARE UNABLE TO OPEN THE NEW BANK.

         If we sell at least 200,000 shares designated for the second escrow account, we will have the right to complete the sale of these shares, even if we are unable to open the proposed new bank. In this event, we would receive all of the proceeds deposited in the second escrow account, and the escrow agent would return all of the funds deposited in the first escrow account.

IF YOU DESIGNATE THAT YOUR SUBSCRIPTION FUNDS BE DEPOSITED IN THE SECOND ESCROW ACCOUNT, WE MAY STILL REALLOCATE THEM TO THE FIRST ESCROW ACCOUNT.

         If we receive subscriptions for more than 200,000 shares designated for the second escrow account, we have the right to reallocate any additional subscriptions to the first escrow account even if the subscriber has designated that his funds be deposited in the second escrow account. If we reallocate a subscriber's funds to the first escrow account, then the escrow agent will hold those funds on the same terms and conditions as all other funds held in the first escrow account. If the conditions for the first escrow account are not fulfilled, then the escrow agent will return all funds in the first escrow account to subscribers, without interest or deduction.

IT IS POSSIBLE THAT THE ESCROW AGENT WILL HOLD YOUR FUNDS UNTIL DECEMBER 31, 2000 AND THEN RETURN THEM TO YOU, WITHOUT INTEREST.

         The escrow agent will hold the funds deposited in the two escrow accounts until either the conditions to release the funds are fulfilled, or the expiration date of the offering. As a result, it is possible that the escrow agent could hold the funds in escrow until December 31, 2000. On that date, the escrow agent would be required to return the funds in the escrow accounts without interest or deduction.

YOU WILL NOT RECEIVE ANY INTEREST ON THE FUNDS DEPOSITED IN ESCROW EVEN IF THE ESCROW AGENT RETURNS YOUR FUNDS.

         We will retain all interest earned on the escrow accounts, regardless of whether the offering is consummated or canceled.

OUR ABILITY TO GROW WILL DEPEND ON OUR ABILITY TO ATTRACT ADDITIONAL DEPOSITS AND TO INCREASE OUR CAPITAL.

         We plan to significantly increase the level of our assets (including our loan portfolio). Our ability to increase our assets depends in large part on our ability to attract additional deposits at competitive rates. We intend to seek additional deposits by offering deposit products which are competitive with those offered by other financial institutions in our markets and by establishing personal relationships with our customers. There can be no assurance that these efforts will be successful.

         Furthermore, our ability to increase our assets depends on our ability to maintain adequate levels of capital. In this connection, federal and state banking law require each of our banks to maintain certain minimum levels of capital relative to the size of their assets. One of the purposes of the offering is to provide our existing bank with additional capital in order to permit further growth. If we do not obtain this additional capital, we may not be able to grow the existing bank.

         We will utilize a substantial portion of the proceeds in the offering to capitalize the new bank to be opened in Bonita Springs. In particular, we will contribute to minimum of $10,065,000 to the new bank if we are able to sell the required number of shares and obtain regulatory approvals for the new bank. This should permit the new bank to grow significantly. However, our new bank may eventually encounter capital problems if our growth plans are successful.

WE ARE DEPENDENT UPON THE CONTRIBUTIONS OF OUR KEY MANAGEMENT PERSONNEL.

         Our future success depends, in large part, upon the continuing contributions of our key management personnel, including our chairman and the presidents of our existing bank and our proposed new bank. The loss of services of one or more key employees could have a material adverse effect on our operations and financial condition. We can provide no assurance that we will be able to retain any of our key officers or employees or attract or retain qualified personnel in the future. None of our key executives has an employment agreement.

IF WE CAN NOT RECRUIT ADDITIONAL PERSONNEL, OUR BUSINESS MAY SUFFER.

         Our strategy depends upon our continuing ability to attract and retain other highly qualified personnel. Competition for such employees among financial institutions is intense. Availability of personnel with appropriate community banking experience varies. If we do not succeed in attracting new employees or retaining and motivating current and future employees, our business could suffer significantly.

INTEREST RATE VOLATILITY COULD SIGNIFICANTLY HARM OUR BUSINESS.

         The monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities will have a material effect on our operations. Our profitability depends to a large extent on our net interest income, which is the difference between our income on interest-earning assets (such as loans) and our expenses on interest-bearing liabilities (such as deposits). A change in market interest rates could adversely affect our earnings.

WE MAY INCUR SIGNIFICANT LOSSES IF OUR BORROWERS ARE UNABLE TO REPAY THEIR LOANS ON A TIMELY BASIS.

         Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is affected by:

         o  credit risks of a particular borrower;

         o  changes in economic and industry conditions;

         o  the duration of the loan; and

         o in the case of a collateralized loan, uncertainties as to the future value of the collateral.

         Generally, commercial, construction and commercial real estate loans present a greater risk of non-payment by a borrower than other types of loans. Our focus on making these types of loans, especially commercial real estate loans, may make us more susceptible to the risk of non-payment than other banks with a more diversified loan portfolio.

CHANGES IN REAL ESTATE VALUES MAY ADVERSELY IMPACT OUR LOANS THAT ARE SECURED BY REAL ESTATE.

         A significant portion of our loan portfolio consists of residential and commercial mortgages secured by real estate located in central Florida. Real estate values and real estate markets are generally affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature. If real estate prices decline in central Florida, the value of the real estate collateral securing our loans could be reduced. Such a reduction in the value of our collateral could increase the number of non-performing loans and adversely affect our financial performance.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE BANKING INDUSTRY.

         We face substantial competition in all phases of our operations from a variety of different competitors. This competition includes:

         o large national and super-regional financial institutions which have well-established branches and significant market share in the communities we serve;

         o finance companies, investment banking and brokerage firms, and insurance companies that offer bank-like products;

         o credit unions, which can offer highly competitive rates on loans and deposits because they receive tax advantages not available to commercial banks;

         o other community banks, including start-up banks, that can compete with us for customers who desire a high degree of personal service; and

         o technology-based financial institutions including large national and super-regional banks offering on-line deposit, bill payment, and mortgage loan application services.

         Other existing community banks, and many new community bank start-ups, have marketing strategies similar to ours. These other community banks may open new branches in the communities we serve and compete directly for customers who want the offered level of service by community banks. Other community banks also compete for the same management personnel in Florida.

         Historically, insurance companies, brokerage firms, credit unions, and other non-bank competitors have been subject to less regulation than banks and could be more flexible in the products and services they offer. Under the recently enacted Gramm - Leach - Bliley Act of 1999, most of the barriers separating banks, brokerage firms, and insurance companies have been eliminated, which is likely to increase competition.

WE MAY NOT BE ABLE TO COMPETE WITH OUR LARGER COMPETITORS FOR LARGER CUSTOMERS BECAUSE OUR LENDING LIMITS WILL BE LOWER THAN THEIRS.

         We will be limited in the amount each of our banks can loan a single borrower by the amount of each bank's capital. The legal lending limit for secured loans is 25% of capital and surplus. Due to the relatively small size of our existing bank and our proposed new bank, our lending limits will be significantly less than those of our competitors. This may adversely affect our ability to establish lending relationships with larger businesses in our target markets.

GOVERNMENT REGULATION AND LEGISLATION COULD HURT OUR BUSINESS AND PROSPECTS.

         We are subject to extensive state and federal regulation, supervision and legislation which govern almost all aspects of our operations, including:

         o  the capital we must maintain;

         o  the kinds of activities we can engage in;

         o  the kinds and amounts of investments we can make; and

         o  the location of our offices.

         Bank regulation may hinder our ability to compete with financial services companies that are not regulated or are less regulated. This regulation is primarily intended for the protection of consumers, depositors, and deposit insurance funds and not for the protection of our shareholders.

OUR SUCCESS WILL DEPEND UPON ECONOMIC CONDITIONS IN OUR TARGET MARKETS.

         Our success will significantly depend upon economic conditions in central Florida and southwest Florida. A prolonged economic downturn or recession in these markets could cause our non-performing assets to increase, which would cause operating losses, impaired liquidity and the erosion of capital. Such an economic dislocation or recession could result from a variety of causes, including a prolonged downturn in various industries upon which these markets depend, or natural disasters such as floods, tornadoes or hurricanes. Adverse changes in the economy of these areas could have a material adverse effect on our business, future prospects, financial condition or results of operations.

WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK FOR THE FORESEEABLE
FUTURE.

         As a holding company, we will have no significant independent sources of revenue. Accordingly, our principal source of funds will be cash dividends and other payments that we receive from our bank subsidiaries. We expect that our bank subsidiaries will retain their earnings in order to increase their capital. Furthermore, our bank subsidiaries' ability to pay dividends is restricted under Federal and state banking law. As a result, we do not anticipate that we will pay dividends on our common stock in the foreseeable future. See "Dividend Policy."

OUR MANAGEMENT ARBITRARILY DETERMINED THE OFFERING PRICE FOR THE SHARES BECAUSE THERE IS NO PUBLIC TRADING MARKET FOR OUR COMMON STOCK.

         Prior to the offering, there was no active trading market in our common stock. Our Board of Directors arbitrarily determined the offering price without the assistance of underwriters or other valuation experts. Our Board of Directors considered our historic and expected growth, and general market conditions, among other factors, in determining the offering price. The offering price bears no relationship to the amount of our assets, book value, shareholders' equity or other typical criteria of value, and may exceed the price at which shares may be bought or sold after the offering. Consequently, you may lose a portion of your investment simply as a result of an inaccurately determined offering price.

FUTURE SALES OF OUR COMMON STOCK COULD DEPRESS THE PRICE OF OUR COMMON STOCK.

         After the offering, the market price of our common stock could be materially and adversely affected by the sale or the availability for sale of shares now held by our existing shareholders. After the offering, we will have a minimum of 1,090,298 shares and a maximum of 1,940,298 shares of common stock outstanding.

         Almost all of the shares which will be outstanding after the offering, including all of the shares sold in the offering, will be eligible for sale in the open market without restriction, except for shares held by our "affiliates." At the present time, our affiliates hold an aggregate of 373,531 shares. We expect that our affiliates (and persons who will serve as directors of our new bank) will acquire a minimum of 200,000 shares in the offering. Following the offering, almost all of the shares held by the affiliates will be eligible for sale in the public market subject to compliance with certain volume limitations and other conditions of Rule 144. See "Shares Eligible For Future Sale."

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN YOUR SHARES.

         Investors purchasing shares of common stock in this offering will incur immediate and substantial dilution in their shares. If we sell a minimum of 200,000 shares in the offering, then the pro forma book value of one share of common stock as of December 31, 1999 would have been

$13.96, or $2.54 less than the offering price of $16.50 per share. If we were to sell a maximum of 1,050,000 shares in the offering, then the pro forma net tangible book value as of December 31, 1999 would have been $15.08, or $1.42 less the offering price of $16.50 per share. See "Dilution."

WE MAY NEED TO RAISE ADDITIONAL CAPITAL WHICH COULD DILUTE YOUR OWNERSHIP.

         We may need to raise additional capital in the future to support our business, expand our operations, or maintain our minimum capital requirements as set forth by our applicable bank regulatory agencies. At the present time, we do expect to sell additional shares of common stock or other equity securities for at least 12 months. However, we believe that we will need to sell additional shares after that time in order to support the planned expansion of our banks. If we do sell additional shares of common stock in the future to raise capital, the sale will dilute your ownership interest and such dilution could be substantial.

CERTAIN PROVISIONS OF FLORIDA LAW MAY DISCOURAGE OR PREVENT A TAKEOVER OF OUR COMPANY AND RESULT IN A LOWER MARKET PRICE FOR OUR COMMON STOCK.

          Florida law, as well as certain federal regulations, contain certain anti-takeover provisions that apply to us. While these provisions may provide us with flexibility in managing our business, they could discourage potential buyers from seeking to acquire us, even though certain shareholders may wish to participate in the transaction. These provisions could also potentially adversely affect the market price of our common stock. See "Description of Capital Stock -- Anti-Takeover Provisions."

WE DO NOT EXPECT A PUBLIC MARKET FOR OUR SHARES TO DEVELOP AFTER THE OFFERING.

         There is no established public market for our common stock and we do not expect a public market to develop in the future. In this connection, we do not currently have any brokers or other persons who make a market in our common stock and we do not intend to solicit brokers to establish a market in the future. Additionally, we do not intend to seek the listing of our shares on any securities exchange or inclusion of our shares on NASDAQ.

         The absence of a public market for our shares will make it difficult for investors to resell their shares and is likely to depress the price at which the shares may be resold.

YOU WILL HAVE MINIMAL INFLUENCE ON SHAREHOLDER DECISIONS.

         Our directors and executive officers beneficially own 373,531 shares, representing 42% of the total number of shares outstanding as of March 31, 2000. Our current directors and executive officers (and the persons who will serve as directors of our new bank) are expected to purchase a minimum of 200,000 shares in the offering. Charlie W. Brinkley, Jr., Chairman and Chief Executive Officer of Southern Community Bancorp, and John G. Squires, President and a director of Southern Community Bancorp, each currently hold 5.7% of our shares of common stock. See "Security Ownership of Certain Beneficial Owners and Management."

         Our directors and executive officers have the ability to significantly influence our management policies and decisions as well as issues that require a shareholder vote. If our directors and executive officers vote together, they could influence the outcome of certain corporate actions requiring shareholder approval, including the election of directors and the approval or non-approval of significant corporate transactions, such as the merger or sale of all of substantially all of our assets. Their interests may differ from the interests of other shareholders with respect to management issues.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.

         We have made forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or performance after the offering. Also, when we use any of the words "believes," "expects," "anticipates," "intends," or "may" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results and the performance of our bank subsidiaries, and could cause those results or performances to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:

         o  legal and regulatory risks and uncertainties;

         o economic, political and competitive forces affecting our businesses, markets, constituencies or securities; and

         o the risk that our analyses of these risks and forces could be incorrect, or that the strategies we have developed to deal with them may not succeed.

         We recognize that all forward-looking statements are necessarily speculative, speak only as of the date made, and advise potential investors that various risks and uncertainties, such as those described above, could cause actual results for future periods to differ materially. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that any expectations will prove to be correct.

                                 USE OF PROCEEDS

         We will receive a minimum of $3,300,000 and a maximum of $17,325,000 in gross proceeds from the offering. We will deposit the gross proceeds into one of two escrow accounts, as designated each by subscriber.

         FIRST ESCROW ACCOUNT. If the offering is successful, the first escrow account will hold a minimum of $10,065,000 in gross proceeds (from the sale of 610,000 shares). The maximum amount in this escrow account could be $17,325,000 (if we sell all of the shares in the offering and the subscribers designate that all of their funds be deposited in the first escrow account). If we receive all regulatory approvals required to open our proposed new bank (to be located in Bonita Springs, Florida), we will contribute these proceeds to the new bank as its initial capital (less a pro-rata portion of the offering expenses). The new bank will initially invest most of these proceeds in marketable securities. The new bank will liquidate these securities as necessary to fund loans and to pay its start up and operating expenses. The new bank will also pay its organizers approximately $500,000 incurred by them in organizing the new bank, for such items as salaries, administrative costs, legal fees, accounting fees and application fees.

         SECOND ESCROW ACCOUNT. If the offering is successful, the second escrow account will hold a minimum of $3,300,000 (from the sale of 200,000 shares). The maximum number of shares in this escrow account could be $17,325,000 (if we sell all of the shares in the offering, the subscribers designated that all of their funds be deposited in the second escrow account and the Board of Directors does not reallocate any of the proceeds to the first escrow account). We will utilize these proceeds to make a contribution to our existing Orlando based bank (less a pro-rata portion of the offering expenses). The existing bank will initially utilize these proceeds to purchase marketable securities, which can then be sold to fund loans and operating expenses.

         OFFERING EXPENSES. We will pay the estimated offering expenses of $75,000 from the proceeds of the offering, prorated between the amounts we actually receive from each of the escrow accounts.

                                    DILUTION

         As of December 31, 1999, our net tangible book value, on a pro forma basis as adjusted for the sale of a minimum of 200,000 shares and a maximum of 1,050,000 shares offered in the offering, would have been approximately $13.96 per share in the case of a minimum offering and $15.08 per share in the case of a maximum offering. The following table illustrates this per share dilution.

                                                                      MINIMUM                       MAXIMUM
                                                                     OFFERING                      OFFERING
                                                                     --------                      --------
Offering price per share .................................            $16.50                        $16.50

Net book value per share as of December 31,
1999 ....................................................             $13.39                        $13.39

Increase per share attributable to new
investors ................................................            $ 0.57                        $ 1.69

Pro forma net book value per share after the
offering .................................................            $13.96                        $15.08

Pro forma dilution per share to new investors............             $ 2.54                        $ 1.42


         The following tables summarize on a pro forma basis as of December 31, 1999, the differences between the total consideration paid and the average price per share paid by the existing shareholders prior to the offering and by new investors in the offering.

                                MINIMUM OFFERING
                                (200,000 SHARES)


                           SHARES PURCHASED                         TOTAL CONSIDERATION               AVERAGE
                       -------------------------                ------------------------               PRICE
                       NUMBER            PERCENT                AMOUNT           PERCENT             PER SHARE
                       ------            -------                ------           -------             ---------
Existing
shareholders            884,425           81.6%                $13,266,375         80.1%               $15.00
                                                                                                       ======
Investors in
the offering            200,000           18.4%                  3,300,000         19.9%               $16.50
                     ----------          ------               -------------       ------               ======
         Total        1,084,425          100.0%                $16,566,375        100.0%               $15.28
                      =========          =====                 ===========        ======               ======

                                MAXIMUM OFFERING
                               (1,050,000 SHARES)



                           SHARES PURCHASED                         TOTAL CONSIDERATION                AVERAGE
                       -------------------------                ------------------------                PRICE
                       NUMBER            PERCENT                AMOUNT           PERCENT             PER SHARE
                       ------            -------                ------           -------             ---------
Existing
shareholders           884,425           47.7%                $13,266,375          43.4%               $15.00
                                                                                                       ======
Investors in
the offering         1,050,000           54.3%                 17,325,000          56.6%               $16.50
                     ---------          ------                 ----------         ------               ======
         Total       1,934,425          100.0%                $30,591,375         100.0%               $15.81
                     =========          =====                 ===========         ======               ======

                                 CAPITALIZATION

         The following table sets forth (i) our actual capitalization as of December 31, 1999, (ii) on as adjusted basis to give effect to the sale of a minimum of 200,000 shares in the offering and the application of the net proceeds from such shares and (iii) on as adjusted basis to give effect to the sale of a maximum of 1,050,000 shares in the offering and the application of the net proceeds from such shares. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements included in this prospectus.



                                                                           AS OF DECEMBER 31, 1999
                                                          ---------------------------------------------------------
                                                                          AS ADJUSTED TO            AS ADJUSTED TO
                                                                          GIVE EFFECT TO            GIVE EFFECT TO
                                                                             SALE OF                   SALE OF
                                                          ACTUAL          200,000 SHARES           1,050,000 SHARES
                                                          ------          --------------           ----------------
                                                                          (IN THOUSANDS)

Federal funds purchased ......................            $  6,000             $  6,000             $  6,000
Shareholders' equity:
   Common stock, $1.00 par value;
   10,000,000 shares authorized;
   884,425 shares issued and outstanding
   (actual), 1,084,425 issued and outstanding
   (as adjusted for sale of 200,000 shares;
    1,934,425 shares issued and outstanding
    (as adjusted for sale of 1,050,000 shares)                 884                1,084                1,934
Additional paid-in capital ...................              12,382               15,482               28,657
Accumulated deficit and accumulated other
    comprehensive (loss) .....................              (1,428)              (1,428)              (1,428)
                                                          --------             --------             --------
                  Total shareholders' equity .              11,838               15,138               29,163
                                                          --------             --------             --------
                  Total capitalization .......            $ 17,838             $ 21,138             $ 35,163
                                                          ========             ========             ========

---------------
(1) Does not include (i) 163,000 shares of our common stock issuable upon the exercise of outstanding stock options and (ii) 13,000 additional shares reserved for issuance upon the exercise of stock options which may be granted under the Company's employee stock option plan.

                                 DIVIDEND POLICY

       We have never declared or paid any cash dividends on our common stock. Following the offering, we do not intend to pay cash dividends in the foreseeable future. We may only pay dividends out of funds legally available as permitted by statute, at the discretion of our Board of Directors. See "Risk Factors - We do not plan to pay dividends in the foreseeable future" and "Supervision and Regulation."

       We are a legal entity separate and distinct from our subsidiaries. Substantially all of our revenues and cash flow, including funds available for other offering expenses, will be paid from fees which we charge to our existing bank for management services. Funds available for payment of our dividends would principally consist of dividends paid to us by our banks. Due to the developmental status of our existing bank, its ability to pay dividends to us is severely limited. There are also statutory regulatory limitations on the amount of dividends that may be paid by our existing bank to us. Our ability to receive dividends from our proposed new bank will be subject to the same limitations. See "Supervision and Regulation" for a discussion of the regulatory restrictions on the payment of dividends by our banks to us.

                             SELECTED FINANCIAL DATA

       The following table sets forth selected consolidated financial data of Southern Community Bancorp for the year ended December 31, 1999. The selected consolidated financial data has been derived from Southern Community Bancorp's financial statements, which have been audited by Hacker, Johnson, Cohen & Grieb PA, independent certified public accountants. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Financial Statements and Notes thereto included in this prospectus.

                                                                YEAR ENDED
                                                         DECEMBER 31, 1999
                                                         -----------------

FINANCIAL CONDITION DATA

(Dollars in thousands)

Total Amount of:
       Assets ..................................................... 3,864
       Securities available for sale  ............................. 1,998
       Loans Receivable, net ...................................... 1,363
       Deposits ................................................... 5,063
       Stockholders' Equity ....................................... 1,838
       Number of full service customer facilities ..................    4

OPERATING DATA

       Interest income ............................................ 3,399
       Interest expense ........................................... 1,186
       Net interest income before loan loss provision ............. 2,213
       Provision for loan losses ..................................   609
       Net interest income after loan loss provision .............. 1,604
       Other income ...............................................   116
       Other expense .............................................. 3,216
       Income tax benefit .........................................   554
       Net loss ...................................................  (942)
       Loss per share, basic and diluted ..........................$(1.10)

SELECTED STATISTICAL DATA

       Return on average assets ................................... (2.11)%
       Return on average equity ................................... (7.74)%
       Equity to asset ratio (period end) ......................... 14.12%
       Average equity to average assets ........................... 27.20%
       Interest rate spread during the period (1) .................  4.38%
       Net interest margin (2).....................................  5.71%
       Non-interest expense to average assets .....................  7.19%
       Dividend payout ratio ......................................    --

Ratio of average interest-earning assets to average interest-
bearing liabilities ................................................      1.44
Allowance for loan losses as a percentage of total loans ...........      1.00%

Total shares outstanding at end of period ..........................    884,425
Book value per share ...............................................     $13.39

-----------------------

(1) Represents difference between average interest-earnings assets and average interest-bearing liabilities.

(2)  Represents net interest income divided by average interest-earning assets.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

       Southern Community Bancorp had a consolidated net loss in 1999 of $941,985. Net loss per common basic and diluted share was $1.10 in 1999. Southern Community Bancorp's only subsidiary, Southern Community Bank, began operations on December 15, 1998. Southern Community Bank's performance in 1999, its first full year of operations, resulted in a return on average shareholders' equity of (7.74%). Southern Community Bank's results of operations for 1998 are not presented because they are not meaningful in comparison to 1999. Southern Community Bancorp's operations began in July, 1999.

       Over the past year, the total assets and liabilities of Southern Community Bancorp have grown significantly. Total assets grew from $16.6 million at December 31, 1998 to $83.9 million at December 31, 1999. Total liabilities grew from $4.4 million to $72.0 million during the same period. The growth in assets and liabilities was primarily the result of the establishment of three new branch offices of Southern Community Bank in 1999. This successful expansion has enabled Southern Community Bancorp to target additional markets and customers.

NET INTEREST INCOME

       The operating results of Southern Community Bancorp depend primarily on its bank's net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, consisting primarily of deposits. Net interest income is determined by the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest-rate spread") and the relative amounts of interest-earning assets and interest-bearing liabilities. The bank's interest-rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. In addition, the bank's net earnings are also affected by the level of non-performing loans and foreclosed real estate, as well as the level of its non-interest income, and its non-interest expenses, such as salaries and employee benefits and occupancy expense and income taxes.

       The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest and dividend income from the bank's interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest/dividend income; (iv) interest-rate spread; (v) interest margin; and (vi) ratio of average interest-earning assets to average interest-bearing liabilities.

                          YEAR ENDED DECEMBER 31, 1999

                                                                     AVERAGE            INTEREST &
                                                                     BALANCE             DIVIDENDS                YIELD
                                                                     -------             ---------                -----
                                                                             (Dollars in Thousands)

Loans                                                                $26,915                $2,716               10.09%
Securities                                                            $6,088                  $398                6.54%
Other interest-earning assets(1)                                      $5,776                  $285                4.93%
                                                                    --------              --------
Total Interest Earnings Assets                                       $38,779                $3,399                8.77%
                                                                                           -------
Non-interest-earning assets                                           $5,950
                                                                     -------
Total assets                                                         $44,729
                                                                     =======
Savings and NOW deposits                                              $3,592                   $34                0.95%
Money Market Deposits                                                 $9,124                  $363                3.98%
Time Deposits                                                        $13,985                  $772                5.52%
                                                                     -------               -------
Total Interest-bearing Deposits                                      $26,701                $1,169                4.38%

Other Borrowings                                                        $298                   $17                5.70%
                                                                     -------              --------

Total interest-bearing liabilities                                   $26,999                $1,186                4.39%
                                                                                           -------

Non-interest-bearing deposits                                         $4,766
Non-interest-bearing liabilities                                        $797
Shareholders' Equity                                                 $12,167
                                                                    --------

Total liabilities and equity                                         $44,729
                                                                     =======

Net Interest Income and Spread(2)                                                           $2,213                4.38%
                                                                                          ========                =====

Net Interest Margin(3)                                                                                            5.71%
                                                                                                                  =====
Average interest-earning assets to
 average interest-bearing liabilities                                   1.44
                                                                        ====

--------------
(1) Includes federal funds sold and Federal Home Loan Bank stock.

(2) Represents the difference between average interest-earning assets and average interest-bearing liabilities.

(3)  Represents net interest income divided by average interest-earning assets.

INTEREST INCOME AND EXPENSE

      Interest income in 1999 was $3.4 million and the weighted average yield on interest-earning assets was 8.77%. Interest expense was $1.2 million in 1999 and the weighted-average rate paid on interest-bearing liabilities was 4.39%.

PROVISION FOR LOAN LOSSES

      The provision for loan losses totaled $609,000 in 1999. See "- Allowance and Provision for Loan Losses."

NON-INTEREST INCOME

      Non-interest income totaled $115,894 in 1999. Non-interest income consists of service charges on deposit accounts and other service charges and fees.

NON-INTEREST EXPENSES

      Non-interest expenses for 1999 totaled $3,216,414. This total was comprised of the following:

      PERSONNEL. Personnel expense (which includes salaries and benefits) totaled $1,464,520 or 45.5% of total non-interest expenses in 1999. Staff on a full-time equivalent basis averaged 25 in 1999.

      OCCUPANCY EXPENSE. Net occupancy expense in 1999 totaled $804,439 or 25.0% of total non-interest expenses. The principal reason for this total was the establishment of three branch offices.

      OTHER NON-INTEREST EXPENSES. Other non-interest expenses for 1999 totaled $947,455 or 29.5% of total non-interest expenses. Other non-interest expenses include data processing, printing and office supplies, marketing and advertising, professional fees and other expenses.

INCOME TAX BENEFIT

      The income tax benefit totaled $554,223 in 1999 as a result of the Southern Community Bancorp's net operating loss. See Note 9 to the Consolidated Financial Statements of Southern Community Bancorp for more information regarding the income tax benefit.

CAPITAL EXPENDITURES

       Southern Community Bancorp's capital expenditures are reviewed by its Board of Directors. Southern Community Bancorp makes capital expenditures in order to improve its ability to provide quality services to its customers. Capital expenditures equaled $2,651,876 in 1999. These expenditures were principally related to leasehold improvements and furniture and equipment purchased for three new banking facilities opened during 1999.

ASSET QUALITY AND CREDIT RISK

       SECURITIES. Southern Community Bancorp maintains a high quality investment portfolio, including U.S. government agencies and mortgage-backed securities. Southern Community Bancorp believes that these securities have very little risk of default. At December 31, 1999, all of the securities held in the investment portfolio were rated "A" or better. All of these securities were classified "available for sale." A rating of "A" or better means that the bonds are of "upper medium grade, with strong ability to repay, possibly with some susceptibility to adverse economic conditions or changing circumstances." Ratings are assigned by independent rating agencies and are subject to the accuracy of reported information concerning the issuers and the subjective judgment and analysis of the rating agencies. They are not a guarantee of collectibility. Approximately 21.4% of these securities mature in five years or less. As such, there is a significant risk of fluctuations in market value due to changes in the general level of interest rates.

       The following table sets forth information regarding the composition of the investment portfolio at December 31, 1999 (amounts in thousands):

                  Securities of U.S. Government
                      agencies and corporations                        $10,058
                  Mortgage-backed securities                             1,940
                                                                       -------
                           Total Securities                            $11,998
                                                                       ========

       LOANS. Southern Community Bank maintains a high quality portfolio of real estate, commercial and consumer loans. All loans over individual lending limits are reviewed and approved by the loan committee, which ensures that loans comply with applicable credit standards. In most cases, the bank requires collateral from the borrower. The type and amount of collateral varies, but may include residential or commercial real estate, deposits held by financial institutions, U.S. Treasury securities, other marketable securities and personal property. Collateral values are monitored to ensure that they are maintained at proper levels.

       As of December 31, 1999, approximately 63.5% of all the bank's loans were real estate loans secured by real estate in central Florida. This level of concentration could present a potential credit risk because the ultimate collectibility of these loans is susceptible to adverse changes in real estate market conditions in this market. We have addressed this risk by limiting most loans to a maximum of 75% of the appraised value of the underlying real estate and maximum amortization schedules of 20 years with balloons not exceeding 5 years.

       The following table divides Southern Community Bank's loan portfolio into four categories. Most of the loans are short-term and may be renewed or rolled over at maturity. At that time, the bank undertakes a complete review of the borrower's credit worthiness and the value of any collateral. If these items are satisfactory, the bank will generally renew the loan at prevailing interest rates. In addition to loans outstanding at December 31, 1999, as of that date, the bank had entered into legally binding commitments to extend credit and letters of credit in the amount of $25.7 million and had unused lines of credit totaling $4.7 million.

TYPES OF LOANS

                                                                                                           % TO
                                                                                AMOUNT                  TOTAL LOANS
                                                                                ------                  -----------
                                                                               (in thousands)
                  Commercial                                                    $19,122                       30.8%
                  Commercial real estate                                         26,451                       42.7%
                  Residential real estate                                        12,915                       20.8%
                  Consumer and other                                              3,536                        5.7%
                                                                              ---------                     -------
                           Total loans                                          $62,024                      100.0%
                                                                                                             ======

                  Less:

                           Allowance for loan losses                               (621)
                           Net deferred loan fees                                   (41)
                                                                             -----------
                                    Loans receivable, net                       $61,363

         The following table sets forth information regarding the maturities of Southern Community Bank's loans. For purposes of the table, demand loans are shown as being payable in one year or less. The entire amount of a balloon loan is treated as maturing in the year that the balloon payment is due.

MATURITIES OF LOANS BASED ON CONTRACTUAL PRINCIPAL REPAYMENTS

                                                          AT DECEMBER 31, 1999
                                    --------------------------------------------------------------
                                    ONE YEAR        OVER ONE TO        OVER FIVE
TOTAL LOANS:                        OR LESS          FIVE YEARS          YEARS               TOTAL
------------                        -------          ----------        ---------             -----
                                                            (IN THOUSANDS)
Commercial ............            $ 9,619            $ 5,806            $ 3,697            $19,122
Commercial real estate               5,644              6,087             14,720             26,451
Residential real estate              9,362              2,341              1,212             12,915
Consumer and other ....              1,484              1,965                 87              3,536
                                   -------            -------            -------            -------
Total .................            $26,109            $16,199            $19,716            $62,024
                                   =======            =======            =======            =======

         Of the $35.9 million in loans due after one year, 59.3% have fixed interest rates and 40.7% have adjustable rates.

         COMMERCIAL LOANS. Southern Community Bank makes commercial loans primarily to businesses located in central Florida. The credit risk associated with business lending is influenced by general economic conditions, deterioration in a borrower's capital position resulting in increasing debt to equity ratios, deterioration in a borrower's cash position resulting in a liquidity problem, and decreasing revenues due to inefficient operations of the borrower. These loans are generally secured by corporate assets, marketable securities or other liquid financial instruments. These loans totaled approximately $19.1 million or 30.8% of total loans at December 31, 1999.

         REAL ESTATE LOANS. Southern Community Bank makes real estate loans from time to time for real estate projects located in central Florida. The bank generally requires security in the form of a mortgage on the underlying real property and the improvements constructed thereon and personal guarantees. The bank attempts to limit its credit exposure to 75% of the appraised value of the underlying real property. On December 31, 1999, real estate loans totaled approximately $39.4 million or 63.5% of total loans. Risks associated with real estate loans include variations from vacancy projections, delays in construction, environmental factors, reliability of subcontractors and timing and reliability of inspections, and costs overruns.

         Southern Community Bank makes real estate loans secured by commercial real estate, including loans to acquire or refinance office buildings, warehouses and apartments. At December 31, 1999, these loans totaled $26.5 million, or 42.7% of total loans. Most of these loans have a maturity of five years or less. Almost all of these loans are secured by real property located in central Florida. These loans generally require a loan-to-collateral value of not more than 75%.

         Residential real estate loans totaled $12.9 million, or 20.8% of total loans at December 31, 1999. Residential real estate loans are predominately adjustable rate home mortgages which generally require a loan-to-collateral value of not more than 90% and equity credit lines which generally limit the loan-to-collateral value to not more than 90%. Most loans have a maximum term of five years. Almost all of the residential real estate loans are secured by homes in central Florida.

         CONSUMER LOANS AND OTHER. Southern Community Bank offers consumer loans and personal and secured loans. The security for these loans ordinarily consists of automobiles, consumer goods, marketable securities, certificates of deposit and similar items. These loans totaled approximately $3.5 million, or 5.7% of total loans, on December 31, 1999. Risks associated with installment loans include loss of employment of borrowers, declines in the financial condition of borrowers resulting in delinquencies, and rapid depreciation of loan collateral.

NON-PERFORMING ASSETS AND PAST DUE LOANS

         Non-performing assets consist of non-accrual loans and residential and commercial properties acquired in partial or total satisfaction of problem loans which are known as "other real estate owned" or "OREO." Past due loans are loans that are delinquent 30 days or more which are still accruing interest.

         Maintaining a low level of non-performing assets is important to the on-going success of any financial institution. Southern Community Bank's credit review and approval process is critical to its ability to minimize non-performing assets on a long-term basis. In addition to the negative impact on interest income, non-performing assets also increase operating costs due to the expense of collection efforts. It is the bank's policy to place all loans which are past due 90 days or more on non-accrual status, subject to exceptions made on a case by case basis. As of December 31, 1999, Southern Community Bank had no such loans.

ALLOWANCE AND PROVISION FOR LOAN LOSSES

         Southern Community Bank evaluates the adequacy of its allowance for loan losses as part of its on-going credit review and approval process. The review process is intended to identify, as early as possible, customers who may be facing financial difficulties. Once identified, the extent of the client's financial difficulty is carefully monitored by the bank's credit administrator, who recommends to the directors' loan committee the portion of any credit that needs a specific reserve allocation or should be charged off. Other factors considered by the loan committee in evaluating the adequacy of the allowance include overall loan volume, historical net loan loss experience, the level and composition of nonaccrual and past due loans, local economic conditions, and value of any collateral. From time to time, specific amounts of the reserve are designated for certain loans in connection with the loan review officer's analysis of the adequacy of the allowance for loan losses.

         While a portion of this allowance is typically intended to cover specific loan losses, it is considered a general reserve which is available for all credit-related purposes. The allowance is not a precise amount, but is derived based upon the above factors and represents management's best estimate of the amount necessary to adequately cover probable losses from current credit exposures. The provision for loan losses is a charge against current earnings and is determined by management as the amount needed to maintain an adequate allowance.

         To date, the overall credit quality of the loan portfolio has been strong, as evidenced by the fact that Southern Community Bank had no non-performing loans or charge-offs in 1999. As a result, the bank has maintained its allowance for loan losses at approximately 1.0% of total loans, or $621,000 at December 31, 1999. We believe that this amount is more than sufficient to absorb anticipated loan charge-offs.

         The following table further summarizes the allocation of the allowance for loan losses by type of loan at December 31, 1999.

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                                                                       % OF LOANS
                                                                                AMOUNT               TO TOTAL LOANS
                                                                                ------               --------------
                                                                            (in thousands)
                  Commercial                                                        $191                      30.8%
                  Commercial Real Estate                                             265                      42.7%
                  Residential Real Estate                                             65                      20.8%
                  Consumer loans and other                                            71                       5.7%
                  Unallocated general reserves                                        30                        --
                                                                                  ------                     ------
                           Total allowance for loan losses                          $621                     100.0%
                                                                                  ======                     ======



The following table displays loan originations by type of loan and principal reductions during the year ended December 31, 1999 (dollars in thousands).

                  Originations:
                           Commercial loans                                     $ 27,708
                           Commercial real estate loans                           38,413
                           Residential real estate loans                          18,712
                           Consumer loans and other                                5,128
                                                                                --------

                                    Total loans originated                        89,961

                  Principal reductions                                           (29,151)
                                                                                --------
                           Increase in gross loans                               $60,810

FINANCIAL CONDITION

         Our goal is to maintain a high quality and liquid balance sheet. We seek to achieve this objective through increases in collateralized loans, a strong portfolio of real estate loans and a stable portfolio of investment securities of high quality.

         SECURITIES. In 1999, securities averaged $6.1 million or 15.7% of total earning assets. Management's strategy for its investment account is to maintain a very high quality portfolio with generally short-to medium-term maturities. The following tables sets forth information regarding the investment portfolio at December 31, 1999.

REMAINING MATURITY AND AVERAGE YIELD OF INVESTMENT SECURITIES

                                          ONE TO FIVE                   FIVE TO TEN
                                             YEARS                         YEARS                          TOTAL
                                     ---------------------        ----------------------        ----------------------
                                     CARRYING                     CARRYING                      CARRYING
                                      VALUE          YIELD          VALUE          YIELD          VALUE          YIELD
                                     -------         -----        --------         -----        --------         -----

                                                                   (Dollars in thousands)
Securities of U.S.
government agencies
and corporations                          $2,565         5.52%         $7,493          7.04%        $10,058           6.71%

Mortgage-backed
securities                                    --            --          1,940          6.56%          1,940           6.56%
                                      ----------                      -------                     ---------
      Total                               $2,565         5.52%         $9,433          6.95%        $11,998           6.70%
                                          ======                       ======                       =======

         LOANS. Loans averaged $26.9 million in 1999. The growth in the loan portfolio reflects an expanded customer base, favorable economic conditions and increased business development. See " -Asset Quality and Credit Risk - Loans."

         INTEREST-BEARING LIABILITIES. Total interest-bearing liabilities averaged $27.0 million in 1999.

         The following table sets forth information regarding Southern Community Bank's average deposits for the past year.

                                AVERAGE DEPOSITS
                             (Dollars in Thousands)

                                                                                AVERAGE
                                                                AMOUNT           RATE
                                                                ------          --------
Demand deposits - non-interest bearing                          $4,766              --%
Savings and NOW accounts                                         3,592            0.95%
Money market accounts                                            9,124            3.98%
Time deposits                                                   13,985            5.52%
                                                                ------
          Total deposits                                       $31,467            3.72%
                                                               =======            =====

         The following table summarizes the maturity of time deposits over $100,000 at December 31, 1999.

               SUMMARY OF TIME DEPOSITS OVER $100,000 BY MATURITY
                             (Dollars in Thousands)

Three months or less                                         $9,047
Three to Six months                                           1,956
Six to Twelve months                                          2,106
Over Twelve months                                            6,219
                                                           --------
          Total                                             $19,328
                                                           ========

The following table sets forth the net deposit flows of Southern Community Bank during the year ended December 31, 1999 (in thousands):

   Net increase before interest credited                   $60,985
   Net credited                                            $   804
                                                           -------
            Net deposit increase                           $61,789
                                                           =======

LIQUIDITY AND RATE SENSITIVITY

         The principal functions of asset and liability management are to provide for adequate liquidity, to manage interest rate exposure by maintaining a prudent relationship between rate sensitive assets and liabilities and to manage the size and composition of the balance sheet so as to maximize net interest income.

         Liquidity is the ability to provide funds at minimal cost to meet fluctuating deposit withdrawals or loan demand. These demands are met by maturing assets and the capacity to raise funds from internal and external sources. Southern Community Bank primarily utilizes cash and federal funds sold to meet their liquidity needs. Although not utilized in managing daily liquidity needs, the sale of investment securities provides a secondary source of liquidity.

         Fluctuating interest rates, increased competition and changes in the regulatory environment continue to significantly affect the importance of interest-rate sensitivity management. Rate sensitivity arises when interest rates on assets change in a different period of time or a different proportion than that of interest rates on liabilities. The primary objective of interest-rate sensitivity management is to prudently structure the balance sheet so that movements of interest rates on assets and liabilities are highly correlated and produce a reasonable net interest margin even in periods of volatile interest rates.

         Regular monitoring of assets and liabilities that are rate sensitive within 90 days, one year and three years is an integral part of Southern Community Bank's rate-sensitivity management process. It is the bank's policy to maintain a reasonable balance of rate-sensitive assets and liabilities on a cumulative one-year basis, thus minimizing net interest income exposure to changes in interest rates. A ratio of 1.0 represents perfect matching of interest-earning assets and interest-bearing liabilities. The bank's sensitivity position at December 31, 1999 was such that net interest income would decrease modestly if there were an increase in short-term interest rates.

         The bank's monitors the interest rate risk sensitivity with traditional gap measurements. The gap table has certain limitations in its ability to accurately portray interest sensitivity; however, it does provide a static reading of the bank's interest rate risk exposure.

         The following table shows the repricing structure of our balance sheet at December 31, 1999 with each maturity interval referring to the earliest repricing opportunity (i.e., the earlier of scheduled contractual maturities or next reset date) for each asset and liability. As of that date, Southern Community Bank was liability sensitive (interest sensitive liabilities subject to repricing exceeded interest sensitive assets subject to repricing) on a 365-day basis to the extent of $16.5 million. This negative gap at December 31, 1999 was 19.67% of total assets. Southern Community Bank targeted gap position is in the range of negative 20 percent to positive 20 percent. Southern Community Bank measures its gap position as a percentage of its total assets.

                     INTEREST RATE SENSITIVITY & GAP REPORT
                             (Dollars in Thousands)

                                                                         OVER 3 YRS.
                                3 MOS.        3 MOS.       OVER 1 YR.        TO            OVER 5
                               OR LESS        TO YR.       TO 3 YRS.        5 YRS.          YRS.         TOTAL
                               -------        ------       ---------     -----------        ----         -----

Assets:

Loans(1) ................      $ 28,578        $8,414      $  6,372      $  9,497        $   9,163       $ 62,024
Securities ..............            --            --            --      $  2,565        $   9,433       $ 11,998
Other Interest-earning
assets(2) ...............      $    212            --            --            --              --        $    212
                               --------      --------      --------        --------        --------      --------
Total Interest-bearing
assets ..................      $ 28,790        $8,414      $  6,372      $ 12,062        $  18,596       $ 74,234
                               ========      ========      ========        ========        ========      ========
Interest-bearing
Liabilities:
Savings and NOW
deposits(3) .............      $  5,757            --            --            --              --        $  5,757
Money-market
deposits(3) .............      $ 14,052            --            --            --              --        $ 14,052
Time deposits(3) ........      $ 19,582        $8,308      $  6,569      $     26              --        $ 34,485
Other Borrowings ........      $  6,000            --            --            --              --        $  6,000
                               --------      --------      --------        --------        --------      --------
Total Interest-bearing ..      $ 45,391        $8,308      $  6,569      $     26              --        $ 60,294
                               ========      ========      ========        ========        ========      ========
Liabilities

GAP .....................      ($16,601)       $  106      ($   197)     $ 12,036        $   18,596      $ 13,940
                               ========      ========      ========        ========        ========      ========
Cumulative GAP ..........      ($16,601)     ($16,495)     ($16,692)       ($ 4,656)       $ 13,940
                               ========      ========      ========        ========        ========
Ratio of interest-earning
assets to interest-
bearing liabilities .....           .63          1.01           .97        463.92               N/A          1.23
                               ========        ======      ========      ========          ========      ========
Cumulative ratio of
interest-earning assets
to interest-bearing
liabilities .............           .63           .69           .72           .92              1.23
                                 ======      ========      ========        ========        ========

Cumulative GAP to
Total Assets ............        (19.80)%      (19.67)%      (19.90)%       (5.55)%          16.62%
                                 ======      ========      ========        ========        ========

---------------
(1) In preparing the above table, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans are scheduled, including repayment, according to their maturities.

(2)  Includes Federal Home Loan Bank Stock, which reprices quarterly.

(3) Savings, NOW and money-market deposits are regarded as readily accessible withdrawable accounts. Time deposits are scheduled according to their respective maturity dates.

CAPITAL

         One of our primary objectives is to maintain a strong capital position to merit the confidence of customers, bank regulators and shareholders. A strong capital position helps us withstand unforeseen adverse developments and take advantage of attractive lending and investment opportunities when they raise.

         Under the Federal Reserve's rules pertaining to risk-based capital, Southern Community Bank's tier one capital as of December 31, 1999 was 16.6% of risk-weighted assets and the ratio of total capital to risk-weighted assets was 17.5%. These risk-based capital ratios are well in excess of the minimum requirements of 4% for tier one and 8% for total risk-based capital ratios established by the federal regulations.

         Southern Community Bank's leverage ratio (tier one capital to total average adjusted quarterly assets) of 15.5% at December 31, 1999, is also well in excess of the minimum 4% requirement.

         The following table sets forth Southern Community Bank's required and actual capital amounts and percentages at December 31, 1999 (dollars in thousands):

                                                   ACTUAL                    REQUIRED
                                            --------------------        -------------------
                                            AMOUNT            %         AMOUNT           %
                                            ------           ---        ------          ---
Tier 1 Capital
  (to Risk-Weighted Assets)                   $11,551         16.6%        $2,776        4.0%

Total Capital
  (to Risk-Weighted Assets)                   $12,172         17.5%        $5,551        8.0%

Tier 1 Capital
  (to Total Assets)                           $11,551         15.5%        $2,972        4.0%

                     IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and related data presented herein have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of our assets and liabilities of are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Market risk is the risk of loss from adverse changes in market prices and rates. Our market risk arises primarily from interest rate risk inherent in our banks' lending and deposit taking activities. We have little or no risk related to trading account, commodities or foreign exchange.

         Management actively monitors and manages its interest rate risk exposure. The primary objective in managing interest-rate risk is to limit, within established guidelines, the adverse impact of changes in interest rates on our bank's net interest income and capital, while adjusting our bank's asset-liability structure to obtain the maximum yield-cost spread on that structure. Management relies primarily on its asset-liability structure to control interest rate risk. However, a sudden and substantial increase in interest rates could adversely impact our banks' earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. There have been no significant changes in Southern Community Bank's market risk exposure since December 31, 1999.

                         FUTURE ACCOUNTING REQUIREMENTS

         Financial Accounting Standards 133 - ACCOUNTING FOR DERIVATIVE INVESTMENTS AND HEDGING ACTIVITIES - requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivatives and whether they qualify for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. We will be required to adopt this Statement effective January 1, 2001. Management does not anticipate that this Statement will have a material impact on us.

                                    BUSINESS

GENERAL

         Southern Community Bancorp is a bank holding company which owns and operates Southern Community Bank, a Florida bank based in Orlando, Florida. We became a bank holding company on July 30, 1999 when we acquired all of the shares of Southern Community Bank in a share exchange with the shareholders of the bank.

         We are in the process of establishing a new Florida bank, Southern Community Bank of Southwest Florida, which will be based in Bonita Springs, Florida. The opening of the new bank is contingent upon the approval of the Florida Department of Banking and Finance, the FDIC, the Federal Reserve and the sale of at least 200,000 shares in the offering. See "Terms of Offering."

STRATEGY

         Our goal is to operate our existing bank and our new bank in the substantially the same manner as local community banks, emphasizing local leadership and local decision-making. The management of each bank will make its own credit decisions. Each bank will price and market its own loan and deposit products. Each bank will have its own board of directors, drawn mainly from members of the local business community. Each board will have full authority over the bank, in contrast to an "advisory" board which lacks authority. Each bank will endeavor to be an active supporter of local charities and civic organizations.

         Our strategy is to capitalize on the opportunities created by the recent consolidation in the Florida banking industry. We believe that this consolidation has reduced the levels of personalized services as the larger regional financial institutions have increasingly focused on larger corporate customers, standardized loan and deposit products and other services. More specifically, many financial institutions have centralized their loan approval practices for small businesses, leaving less responsibility and authority with the traditional loan officer. By virtue of their banking experience in Florida, management believes that the most frequent customer complaints are based on a lack of personalized service and turnover in lending personnel, which limits the customer's ability to develop a relationship with his or her banker. As a result of these factors, we believe there currently exists a significant opportunity to attract and maintain customers who are dissatisfied with their banks. We also believe we can attract experienced management personnel within our identified markets.

         Our holding company structure provides flexibility for the future expansion of our banking business through the possible acquisition of other financial institutions and the formation of new banks. In addition, our holding company structure also makes it easier to raise additional capital for our banks because we can issue securities without the need for prior banking regulatory approval. Any such acquisitions will be subject to regulatory approvals and other requirements. See "Supervision and Regulation."

SOUTHERN COMMUNITY BANK

         We currently conduct all of our activities through Southern Community Bank. Southern

Community Bank is a Florida state-chartered bank which commenced operations in December 1998. The bank seeks to emphasize the needs of individuals and small to medium-sized businesses who desire high levels of personalized attention and customer service. Southern Community Bank's principal office is located in the central business district in Orlando, Florida, and it maintains branch offices in the cities of Winter Park, Altamonte Springs and Longwood Beach, Florida. All of these offices are located within less than one mile of Interstate Highway 4, which provides access from most communities located in the northern portion of the Orlando metropolitan area. The bank intends to establish two additional branch offices in central Florida within the next 12 to 18 months, one to be located in the southwest Orlando area and the other to be located in the vicinity of Lake Mary, Seminole County. The opening of these branches is subject to the receipt of required regulatory approvals. At December 31, 1999, the bank had total assets of approximately $83.9 million.

         The bank has recently received regulatory approval to establish a branch office in Bonita Springs in Lee County, Florida. This branch office will be located at the site where we proposed to open the main office of Southern Community Bank of Southwest Florida. Our existing bank will operate this office as a branch office until our new bank commences operations. At that time, we will transfer this office (and all related personnel, assets and liabilities) to the new bank. We believe that the opening of the Bonita Springs branch office will accelerate the growth of our new bank by providing the new bank with an established facility, personnel and customer relationships.

SOUTHERN COMMUNITY BANK OF SOUTHWEST FLORIDA

         We are in the process of forming a new bank, Southern Community Bank of Southwest Florida, which will serve the Bonita Springs market. We expect to receive regulatory approval to open the new bank during the third quarter of 2000, and to open the new bank in the fall of 2000. The opening of the new bank will depend on the sale of at least 610,000 shares with proceeds designated to capitalize the new bank and compliance with any conditions which the Florida Department of Banking and Finance, the Federal Reserve and the FDIC may impose. These conditions are generally designed to ensure that a new bank has sufficient resources to begin its banking operations in a safe and sound manner.

         We expect that construction of the new bank's main office building will commence in July, 2000 and be completed early in 2001. Pending the completion of the permanent facility, we expect the new bank to conduct operations in a temporary modular facility to be located at this site.

         Our existing bank has entered into a contract to purchase a site in North Naples, Collier County, Florida, which will be used as a branch office of the new bank. We expect to acquire this property before we open the new bank. If this occurs, our existing bank will contribute this property to our new bank upon its opening.

SOUTHERN COMMUNITY INSURANCE AGENCY, INC.

         We recently formed Southern Community Insurance Agency, Inc., a Florida corporation, as a wholly owned subsidiary of our existing bank. As of the date of this prospectus, this subsidiary has not conducted any business activities. Southern Community Insurance Agency, Inc. will refer customers of the bank to another insurance agency, Insurance Office of America, Inc., for the purchase of insurance products. Insurance Office of America, Inc. will pay our subsidiary a percentage of the commissions generated from customers referred to them by our subsidiary. Insurance Office of America, Inc. is owned by one of our directors, John Ritenour.

PRODUCTS AND SERVICES

         We offer a broad array of traditional banking products and services to our customers, including the products and services described below.

         DEPOSITS. We offer a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer term certificates of deposit. We have tailored the rates and terms of our accounts and time deposits to compete with the rates and terms in our principal markets. We seek deposits from residents, businesses and employees of businesses in these markets. The FDIC insures all of our accounts up to the maximum amount permitted by law. In addition, we receive service charges which are competitive with other financial institutions in our markets, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and other similar fees.

         LENDING ACTIVITIES. We use our deposits, together with borrowings and other sources of funds, to originate and purchase loans. We offer a full range of short and medium-term small business and commercial, consumer and real estate loans. We generally seek to allocate our loan portfolio as follows: 80% to real estate loans; 15% to small business and commercial loans; and 5% to consumer loans. We have a loan approval process which provides for various levels of officer lending authority. When a loan amount exceeds an officer's lending authority, we transfer the loan to an officer with a higher limit, with ultimate lending authority resting with the loan committee of the bank's board of directors.

         The risk of non-payment of loans is inherent in all loans. However, we carefully evaluate all loan applicants and attempt to minimize our credit risk exposure by use of thorough loan application and approval procedures that we have established for each category of loan. In determining whether to make a loan, we consider the borrower's credit history, analyze the borrower's income and ability to service the loan, and evaluate the need for collateral to secure recovery in the event of default. We maintain an allowance for loan losses based upon assumptions and judgments regarding the ultimate collectibility of loans in their portfolio and a percentage of the outstanding balances of specific loans when their ultimate collectibility is considered questionable.

         We direct our lending activities primarily to individuals and businesses in our markets whose demand for funds fall within the bank's legal lending limits and are also potential deposit customers. The following is a description of each of the major categories of loans which we make:

         COMMERCIAL LOANS. This category includes loans made to individuals, partnerships or corporate borrowers for a variety of business purposes. We place particular emphasis on loans to small to medium-sized professional firms, retail and wholesale businesses, light industry and manufacturing concerns operating in our markets. We consider "small businesses" to include


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



commercial, professional and retail businesses with annual gross sales of less than $20 million or annual operating costs of less than $5 million. Our commercial loans include term loans with variable interest rates secured by equipment, inventory, receivables and real estate, as well as secured and unsecured working capital lines of credit. Risks of these types of loans depend on the general business conditions of the local economy and the borrower's ability to sell its products and services in order to generate sufficient business profits to repay the loan under the agreed upon terms and conditions. Personal guarantees may be obtained from the principals of business borrowers and third parties to further support the borrower's ability to service the debt and reduce the risk of non-payment.

         CONSUMER AND INSTALLMENT LOANS. Consumer loans include lines of credit and term loans secured by second mortgages on the residences of borrowers for a variety of purposes, including home improvements, education and other personal expenditures. Consumer loans also include installment loans to individuals for personal, family and household purposes, including automobile loans to individuals and pre-approved lines of credit. Consumer loans generally involve more risk than first mortgage loans because the collateral for a defaulted loan may not provide an adequate source of repayment of the principal. This risk is due to the potential for damage to the collateral or other loss of value, while the remaining deficiency often does not warrant further collection efforts. In addition, consumer loan performance depends on the borrower's continued financial stability and is, therefore, more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

         REAL ESTATE LOANS. We make commercial real estate loans, construction and development loans, and residential real estate loans. These loans include commercial loans where we take a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan. Interest rates for all categories may be fixed or adjustable, and will more than likely be fixed for shorter-term loans. We will compete for real estate loans with financial institutions and others who are well established and have greater resources and lending limits. As a result, we may have to charge lower interest rates to attract borrowers.

         COMMERCIAL REAL ESTATE. We offer commercial real estate loans to developers of both commercial and residential properties. We manage credit risk associated with these loans by actively monitoring such measures as advance rate, cash flow, collateral value and other appropriate credit factors. Risks associated with commercial real estate loans include the general risk of the failure of the commercial borrower, which are different for each type of business and commercial entity. We evaluate each business on an individual basis and attempt to determine such business' risks and credit profile. We attempt to reduce credit risks in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, we may also require personal guarantees of the principal owners.

         CONSTRUCTION AND DEVELOPMENT LOANS. We make construction and development loans on a pre-sold and speculative basis. If the borrower has entered into an arrangement to sell the property prior to beginning construction, we consider the loan to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, we consider the loan to be on a speculative basis. We make residential and commercial construction loans to builders and developers and consumers who wish to build their own home. We limit the term of most construction and development loans to 18 months, although we may structure the payments based on a longer amortization basis. We base speculative loans on the borrower's financial strength and cash flow position. We disburse loan proceeds based on the percentage of completion and only after an experienced construction lender or appraiser inspects the project. These loans generally command higher rates and fees commensurate with the risks warranted in the construction lending field. The risk in construction lending depends upon the performance of the builder, building the project to the plans and specifications of the borrower and the bank's ability to administer and control all phases of the construction disbursements. Upon completion of the construction, we typically convert construction loans to permanent loans.

         RESIDENTIAL REAL ESTATE LOANS. We make residential real estate loans to qualified individuals for the purchase of existing single-family residences in the our markets. We make these loans in accordance with our appraisal policy and real estate lending policy which detail maximum loan to value ratios and maturities. We believe that these loan to value ratios are sufficient to compensate us for fluctuations in real estate market value and minimize losses that could result from a downturn in the residential real estate market. We sell mortgage loans that do not conform to our policies in the secondary markets. The risk of these loans depends on the salability of the loan to national investors and on interest rate changes. We intend to limit interest rate risk and credit risk on these loans by locking in the interest rate for each loan with the secondary market investor and receiving the investor's underwriting approval before originating the loan. We retain loans for our portfolios when there is sufficient liquidity to fund the needs of the established customers and when rates are favorable to retain the loans. The loan underwriting standards and policies are generally the same for both loans sold in the secondary market and those retained in our portfolio.

ASSET AND LIABILITY MANAGEMENT

         Our primary assets are our loan portfolio and investment account. Our liabilities consist primarily of deposits. Our objective is to support asset growth primarily through the growth of core deposits, which include deposits of all categories made by individuals, partnerships, corporations and other entities. Consistent with the requirements of prudent banking necessary to maintain liquidity, we seek to match maturities and rates of loans and the investment portfolio with those of deposits, although exact matching is not always possible. We seek to invest the largest portion of our assets in commercial, consumer and real estate loans. We anticipate that we will limit our loans to less than 75% of deposits and capital funds. This ratio may be exceeded, however, in the initial period of operation. Our investment account consists primarily of marketable securities of the United States Government, federal agencies and state and municipal governments, generally with varied maturities.

         We monitor our asset/liability mix on a regular basis with a monthly report detailing interest-sensitive assets and interest-sensitive liabilities presented to their board of directors. The objective of this policy is to control interest-sensitive assets and liabilities in order to minimize the impact of substantial movements in interest rates on our banks' earnings.

CORRESPONDENT BANKING

         Correspondent banking involves providing services by one bank to another bank which, from an economic or practical standpoint, cannot provide that service for itself. We may purchase correspondent services offered by larger banks, including check collections, purchase of federal funds, securities safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations, and sales of loans to or participations with correspondent banks. We will sell loan participations to correspondent banks with respect to loans which exceed our lending limits. As compensation for services provided by a correspondent bank, we may maintain balances with correspondents in non-interest bearing accounts.

OTHER SERVICES

         Our other services include cash management services, safe deposit boxes, traveler's checks, direct deposit of payroll and social security checks, wire transfers, telephone banking, and automatic drafts for various accounts. We offer a debit card, VISA and/or MasterCard credit card services through our correspondent banks. We offer extended banking hours, both drive-in and lobby, and an after-hours depository. We are associated with a shared network of automated teller machines that customers may use throughout our market areas and other regions. We are associated with third party Internet banking service providers that enable us to provide customers with a cost effective, secure and reliable Internet banking solution.

CUSTOMERS

         We believe that the recent consolidation of the Florida banking industry provides community-oriented banks significant opportunities to build successful, locally-oriented community banks. We further believe that many of the larger financial institutions do not provide the high level of personalized services desired by many small and medium-sized businesses and their principals. We intend to focus our marketing efforts on attracting small and medium-sized businesses and individuals, including service companies, manufacturing companies, commercial real estate developers, entrepreneurs and professionals, such as physicians and attorneys.

         Although we will concentrate our lending efforts on commercial business, we also anticipate that we will attract a significant amount of consumer business. We expect that many of our retail customers will be the principals of our small and medium-sized business customers. These customers comprise our private banking clients. We emphasize "relationship banking" in order that each customer will identify and establish a comfort level with the bank officers. We intend to develop our retail business with individuals who appreciate a high level of personal service, contact with their lending officer and responsive decision-making. We expect that most of our business will be developed through our lending officers and local boards of directors and by pursuing an aggressive strategy of calling on customers throughout the market area.

COMPETITION

         We are subject to intense competition in the markets which we currently serve, and expect to be subject to intense competition in the target markets for our new bank. We compete with other bank holding companies, state and national commercial banks, savings and loan associations, consumer finance companies, credit unions, insurance companies, mortgage banking companies, money market mutual funds, asset-based non-bank lenders and other financial institutions. Many of these competitors have substantially greater resources and lending limits, larger branch networks and are able to offer a broader range of products and services than we offer.

         Various legislative actions in recent years have led to increased competition among financial institutions. With the enactment of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 and other laws and regulations affecting interstate bank expansion, it is easier for financial institutions located outside of the State of Florida to enter the Florida market, including our targeted markets. In addition, recent legislative and regulatory changes and technological advances have enabled customers to conduct banking activities without regard to geographic barriers through computer and telephone-based banking and similar services. There can be no assurance that the United States Congress, or the Florida Legislature or the applicable bank regulatory agencies will not enact legislation or promulgate rules that may further increase competitive pressures on us. Our failure to compete effectively for customers in our market areas could have a material adverse effect on our business, future prospects, financial condition or results of operations.

FACILITIES

         Our principal executive office is located at 250 North Orange Avenue, Orlando, Florida. We share our office with the main office of Southern Community Bank. These offices occupy approximately 6,000 square feet on the ground floor of a high-rise office building. The main office is leased for a term of ten years through June 30, 2008. We may extend the lease for up to an additional ten years.

         Southern Community Bank's Altamonte Springs branch is located in a building containing approximately 4,182 square feet under a ground lease with an initial term expiring on November 30, 2018. We may extend the lease until November 30, 2028.

         Southern Community Bank's Longwood branch is located in the Springs Plaza Shopping Center in a space containing approximately 2,200 square feet under a lease with an initial term expiring on December 8, 2003. We may extend the lease until December 8, 2018.

         Southern Community Bank owns its Winter Park branch, which occupies a building containing approximately 4,850 square feet.

         Southern Community Bank has acquired property located at 9021 Bonita Beach Road, S.E., Bonita Springs, Florida. We will initially use this property for a branch office of our existing bank, which will be housed in a temporary facility. We plan to construct a permanent facility on this site starting in the later part of 2000.

         The Bonita Springs property was formerly the site of a gas station at which leaking underground fuel storage tanks caused some contamination of the subsurface groundwater. The State of Florida has accepted this site for clean-up under the State's remediation program, and the State has reserved $250,000 to cover the estimated clean-up costs. Due to the relatively low priority level of the site in the State's clean-up program, we cannot predict when the State will commence or complete the clean-up of the site. We have received an environmental engineering assessment of the contamination and the required remediation. Based on this report, we believe that the clean-up of the site will not disrupt our proposed banking services at the site.

EMPLOYEES

         Southern Community Bank presently has approximately 45 full-time employees. The bank will hire additional employees as needed to support its growth.

         We expect to hire approximately 11 full-time employees and one part-time employee for Southern Community Bank of Southwest Florida before it commences operations. We anticipate that Southern Community Bank of Southwest Florida will hire eight additional full-time employees during its first year of operations.

LEGAL PROCEEDINGS

         From time to time, we are involved in litigation arising from the ordinary course of our business, such as claims to collect past due loans. As of the date of this prospectus, we are not engaged in any material legal proceedings.


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



                           SUPERVISION AND REGULATION

GENERAL

         We are subject to an extensive body of state and federal banking laws and regulations which impose specific requirements and restrictions on, and provide for general regulatory oversight with respect to, virtually all aspects of our operations. We are also affected by government monetary policy and by regulatory measures affecting the banking industry in general. The actions of the Federal Reserve System affect the money supply, and in general, the lending abilities of banks by increasing or decreasing the costs and availability of funds to the banks. Additionally, the Federal Reserve System regulates the availability of bank credit in order to combat recession and curb inflationary pressures in the economy by open market operations in United States government securities, changes in the discount rate on bank borrowings, changes in the reserve requirements against bank deposits and limitations on interest rates which banks may pay on time and savings deposits.

         The following is a brief summary of some of the statutes, rules and regulations which affect us. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to our business. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of these entities.

SOUTHERN COMMUNITY BANCORP

         Southern Community Bancorp is a bank holding company within the meaning of the Federal Bank Holding Company Act of 1956 and the Florida Interstate Banking Act. Southern Community Bancorp is registered as a bank holding company with the Federal Reserve System and is required to file annual reports and other information regarding its business operations and those of any subsidiary. It is also subject to the supervision of, and to periodic inspections by, the Federal Reserve.

         The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

         o  acquiring all or substantially all of the assets of a bank;

         o acquiring direct or indirect ownership or control of more than five percent of the voting shares of any bank; or

         o  merging or consolidating with another bank holding company.

         Except as authorized by the Gramm-Leach-Bliley Act of 1999, a bank holding company is generally prohibited by the Bank Holding Company Act from engaging in, or acquiring direct or indirect control of more than five percent of the voting shares of any company engaged in any business other than the business of banking or managing and controlling banks. Some of the activities the Federal Reserve has determined by regulation to be proper incidents to the business of banking, and thus permissible for bank holding companies, include:

         o  making or servicing loans and certain types of leases;

         o  engaging in certain insurance and discount brokerage activities;

         o  performing certain data processing services;

         o acting in certain circumstances as a fiduciary or investment or financial advisor;

         o  owning savings associations; and

         o making investments in corporations or projects designed primarily to promote community welfare.

         In determining whether an activity is so closely related to banking as to be permissible for bank holding companies, the Federal Reserve is required to consider whether the performance of the particular activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition and gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests and unsound banking practices. Generally, bank holding companies are required to obtain prior approval of the Federal Reserve to engage in any new activity not previously approved by the Federal Reserve. Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of any of its bank subsidiaries.

         The Bank Holding Company Act and the Federal Change in Bank Control Act, together with regulations promulgated by the Federal Reserve, require that, depending on the particular circumstances, either the Federal Reserve's approval must be obtained or notice must be furnished to the Federal Reserve and not disapproved prior to any person or company acquiring control of a bank holding company, such as Southern Community Bancorp, subject to certain exemptions. Control is conclusively presumed to exist when an individual or company acquires 25 percent or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10 percent or more, but less than 25 percent, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction. Southern Community Bancorp is required to register its common stock under Section 12 of the Securities Exchange Act of 1934 prior to the offering.

         The Federal Reserve, pursuant to regulation and published policy statements, has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve's policy, Southern Community Bancorp may be required to provide financial support to a subsidiary bank at a time when, absent such Federal Reserve policy, it might not be deemed advisable to provide such assistance. Under the Bank Holding Company Act, the Federal Reserve may also require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary, other than a non-bank subsidiary of a bank, upon the Federal Reserve's determination that the activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

THE BANKS

         As state banks, Southern Community Bank is, and Southern Community Bank of Southwest Florida will be, subject to the supervision of the Florida Department of Banking and Finance and the FDIC. Southern Community Bank's deposits are insured by the FDIC for a maximum of $100,000 per depositor, and the deposits of Southern Community Bank of Southwest Florida will be similarly insured. For this protection, the banks must pay a semi-annual statutory assessment and comply with the rules and regulations of the FDIC. The Florida Department of Banking and Finance and the FDIC regulate and monitor all areas of a bank's operations, including:

         o  security devices and procedures;

         o  adequacy of capitalization and loss reserves;

         o  loans;

         o  investments;

         o  borrowings;

         o  deposits;

         o  mergers;

         o  issuances of securities;

         o  payment of dividends;

         o  interest rates payable on deposits;

         o  interest rates or fees chargeable on loans;

         o  establishment of branches;

         o  corporate reorganizations;

         o  maintenance of books and records; and

         o adequacy of staff training to carry out safe lending and deposit gathering practices.

In addition, banks are prohibited from engaging in tie-in arrangements in connection with any extension of credit, or the offer of any property or service. The regulatory requirements to which banks are subject also set forth various conditions regarding the eligibility and qualifications of their officers and directors.

CAPITAL ADEQUACY REQUIREMENTS

         Both Southern Community Bancorp and its banks are subject to regulatory capital requirements imposed by the Federal Reserve and the FDIC which vary based on differences in risk profiles. The capital adequacy guidelines issued by the Federal Reserve are applied to bank holding companies on a consolidated basis with the banks owned by the holding company. The FDIC's risk-based capital guidelines apply directly to insured state banks, such as Southern Community Bank and Southern Community Bank of Southwest Florida, regardless of whether they are subsidiaries of a bank holding company. Both agencies' requirements, which are substantially similar, provide that banking organizations must have capital (as defined in the rules) equivalent to eight percent of risk-weighted assets. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets.

         Both the Federal Reserve and the FDIC have also adopted minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of banks and bank holding companies. The guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholder's equity, less goodwill and other adjustments. Tier 2 capital consists of mandatory convertible, subordinated, and other qualifying term debt, preferred stock not qualifying for Tier 1, and a limited allowance for credit losses up to a designated percentage of risk-weighted assets. Under these guidelines, institutions must maintain a specified minimum ratio of "qualifying" capital to risk-weighted assets. At least 50 percent of an institution's qualifying capital must be "core" or "Tier 1" capital, and the balance may be "supplementary" or "Tier 2" capital. The guidelines imposed on the banks include a minimum leverage ratio standard of capital adequacy. The leverage standard requires top-rated institutions to maintain a minimum Tier 1 capital to assets ratio of three percent, with institutions receiving less than the highest rating required to maintain a ratio of four percent or greater, based upon their particular circumstances and risk profiles.

         Federal bank regulatory authorities have adopted regulations revising the risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank's financial condition and is inherent to the business of banking. Under the regulations, when evaluating a bank's capital adequacy, the revised capital standards now explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank's economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts.

         The foregoing capital guidelines could affect our banks in several ways. If the banks grow rapidly, their capital base may become insufficient to support continued growth, making an additional capital infusion necessary. The capital guidelines could also impact the banks' ability to pay dividends. It is expected that the banks' capital levels will initially be more than adequate. Rapid growth, poor loan portfolio performance or poor earnings performance, or a combination of these factors, could change our capital position in a relatively short period of time. Failure to meet these capital requirements would require the banks to develop and file with the FDIC a plan describing the means and a schedule for achieving the minimum capital requirements. In addition, we would not be able to receive regulatory approval of any application that required consideration of capital adequacy, such as a branch or merger application, unless we could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

DIVIDENDS

         Our ability to pay cash dividends will depend entirely upon the amount of dividends paid by our bank subsidiaries. Additionally, the Florida Business Corporation Act provides that we may only pay dividends if the dividend payment would not render us insolvent or unable to meet our obligations as they come due.

         Our banks will be subject to regulatory restrictions on the payment of dividends, including a prohibition of payment of dividends from the banks' capital without the prior approval of the Florida Department of Banking and Finance and the FDIC. Except with the prior approval of the Florida Department of Banking and Finance, all dividends of any Florida bank must be paid out of retained net profits from the current period and the previous two years, after deducting expenses, including losses and bad debts. In addition, any Florida bank is required to transfer at least 20 percent of its net income to surplus until their surplus equals the amount of paid-in capital. Our existing bank is not currently able to pay dividends because it has incurred losses since its inception.

OTHER LAWS

         State usury laws and federal laws concerning interest rates limit the amount of interest and various other charges collected or contracted by a bank. Our lending operations will be subject to federal laws applicable to credit transactions, such as the:

         o Federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers;

         o Community Reinvestment Act requiring financial institutions to meet their obligations to provide for the total credit needs of the communities they serve, including investing their assets in loans to low and moderate-income borrowers;

         o Home Mortgage Disclosure Act requiring financial institutions to provide information to enable public officials to determine whether a financial institution is fulfilling its obligations to meet the housing needs of the community it serves;

         o Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibitive factors in extending credit;

         o Fair Credit Reporting Act governing the manner in which consumer debts may be collected by collection agencies; and

         o the rules and regulations of various federal agencies charged with the responsibility of implementing such federal laws.

Our deposit operations are also subject to the:

         o Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

         o Electronic Funds Transfer Act and Regulation E, issued by the Federal Reserve to implement that act, which govern automatic deposits to, and withdrawals from, deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

INTERSTATE BANKING AND BRANCHING

         Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, eligible bank holding companies in any state are permitted, with Federal Reserve approval, to acquire banking organizations in any other state. As such, all regional compacts and substantially all then-existing regional limitations on interstate acquisitions of banking organizations have been eliminated. The Interstate Banking and Branching Efficiency Act also removed substantially all of the then-existing prohibitions on interstate branching by banks. The authority of a bank to establish and operate branches within a state continues to be subject to applicable state branching laws. Subject to these laws, a bank operating in any state may now establish one or more branches within any other state without the establishment of a separate banking structure within the other state through the merger with an existing bank in that state. Under current Florida law, our banks may open branch offices throughout Florida with the prior approval of the Florida Department of Banking and Finance and the FDIC. In addition, with prior regulatory approval, we will be able to acquire existing banking operations in other states. Although the Interstate Banking and Branching Efficiency Act has the potential to increase the number of competitors in the respective market areas of the banks, we cannot predict the actual impact of such legislation on the competitive position of the banks.

FINANCIAL MODERNIZATION

         The recently enacted Gramm-Leach-Bliley Act of 1999 sought to achieve significant modernization of the federal bank regulatory framework by allowing the consolidation of banking institutions with other types of financial services firms, subject to various restrictions and requirements. As of the date of this prospectus, some of its provisions had not yet taken effect, and many are subject to implementing regulations that have not yet been adopted by the various regulatory agencies responsible for licensing and supervising the provision of different types of financial services. In general, the Gramm-Leach-Bliley Act repealed most of the federal statutory barriers which separated commercial banking firms from insurance and securities firms and authorized the consolidation of such firms in a "financial services holding company." Southern Community Bancorp has no immediate plans to utilize the structural options created by the Gramm-Leach-Bliley Act, but may develop such plans in the future. In the meantime, we may provide our customers with a broader range of financial products and services, including various insurance products and securities brokerage services, through cooperative arrangements with one or more suitable third-party vendors.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS OF SOUTHERN COMMUNITY BANCORP

         The following table sets forth certain information with respect to our executive officers and directors.

NAME                                        AGE               SOUTHERN COMMUNITY BANCORP
----                                        ---               --------------------------

Charlie W. Brinkley, Jr. ..................   46              Chairman of the Board and Chief Executive Officer
John G. Squires............................   53              President and Chief Operating Officer
Patrick J. Armstrong.......................   53              Director
Richard M. Dunn.............................  50              Director
Jennings L. Hurt, III ......................  47              Director
Eugene M. Pascarella........................  45              Director
Jon C. Peterson.............................  61              Director
John K. Ritenour............................  48              Director
Stanley H. Sandefur.........................  47              Director
Stephen R. Jeuck ...........................  48              Secretary and Chief Financial Officer

         CHARLIE W. BRINKLEY, JR. has served as Chairman of the Board and Chief Executive Officer of Southern Community Bancorp since its organization in 1999. Mr. Brinkley was an organizing director of Southern Bank of Central Florida and served as its only president and CEO from 1988 to 1996 when it was acquired by Colonial Bank of Montgomery, Alabama. From 1996 until 1998, Mr. Brinkley continued to serve as president of Colonial Bank, Florida region. Mr. Brinkley began his banking career in the Orlando area in 1978 at ComBank of Casselberry, which was acquired by Freedom Savings and Loan Association in 1983.

         JOHN G. SQUIRES has served as President and Chief Operating Officer of Southern Community Bancorp since its organization in 1999. He was an organizing director of Southern Community Bank in 1998 and has served as its only president and CEO. Mr. Squires was also an organizing director of Southern Bank of Central Florida in 1988 and served as its vice-chairman until its acquisition by Colonial Bank in 1996. From 1996 until 1997, Mr. Squires continued to serve as an executive vice president and director of Colonial Bank, Florida region. Mr. Squires began his Florida banking career in 1978 as president and director of ComBank of Casselberry which was acquired by Freedom Savings and Loan Association in 1983.

         PATRICK J. ARMSTRONG has served as a director of Southern Community Bancorp since 1999 and director of Southern Community Bank since 1998. Since 1985, Mr. Armstrong has served as president of Parc Records, Inc.

         RICHARD M. DUNN has served as a director of Southern Community Bancorp since 1999 and director of Southern Community Bank since 1998. Since 1977, Mr. Dunn has served as president of Richard M. Dunn, D.D.S., P.A.

         JENNINGS L. HURT, III has served as a director of Southern Community Bancorp since 1999 and director of Southern Community Bank since 1998. Since 1988, Mr. Hurt has served as the managing shareholder of the law firm Rissman, Weisberg, Barrett, Hurt, Donahue & McLain, P.A., located in Orlando, Florida.

         EUGENE M. PASCARELLA has served as a director of Southern Community Bancorp since 1999 and director of Southern Community Bank since 1998. Since 1984, Mr. Pascarella has served as a principal in Foot and Ankle Associates of Florida.

         JON C. PETERSON has served as a director of Southern Community Bancorp since 1999. Since 1984, Mr. Peterson has served as chief executive officer of Peterson Broadcasting. From 1989 to 1996, Mr. Peterson served as a director of Southern Bank of Central Florida.

         JOHN K. RITENOUR has served as a director of Southern Community Bancorp since 1999 and director of Southern Community Bank since 1998. Since 1988, Mr. Ritenour has served as chief executive officer of the Insurance Office of America, Inc.

         STANLEY H. SANDEFUR has served as a director of Southern Community Bancorp since 1999 and director of Southern Community Bank since 1998. Since 1978, Mr. Sandefur has served as president and chief executive officer of Sandefur Holding Co., Inc. From 1985 to 1997, Mr. Sandefur served as a director of Seminole National Bank.

         STEPHEN R. JEUCK has served as Secretary and Chief Financial Officer of Southern Community Bancorp since 1999 and director of Southern Community Bank since 1998. Since 1998, Mr. Jeuck has served as vice president and chief financial officer of Southern Community Bank. From 1995 until 1997, Mr. Jeuck served as vice president and controller of Southern Bank of Central Florida and Colonial Bank, Florida.

PROPOSED NEW DIRECTORS OF SOUTHERN COMMUNITY BANCORP

         Following the organization of Southern Community Bank of Southwest Florida, it is anticipated that Richard Garner, the proposed chairman and CEO of such bank, and Joel Whittenhall, the proposed president and chief lending officer of such bank, along with two other directors of the bank yet to be determined, will be added to the board of directors of Southern Community Bancorp.

EXECUTIVE OFFICERS AND DIRECTORS OF SOUTHERN COMMUNITY BANK

         The following table sets forth certain information with respect to the executive officers and directors of Southern Community Bank.

NAME                                  POSITION WITH SOUTHERN COMMUNITY BANK
----                                  -------------------------------------
Charlie W. Brinkley, Jr.              Chairman of the Board
John G. Squires                       President and Director

NAME                                   Position with Southern Community Bank
----                                   -------------------------------------
Patrick J. Armstrong                   Director
Derek C. Burke                         Director
Richard M. Dunn                        Director
Jennings L. Hurt, III                  Director
Nancy Daniel Outlaw                    Director
Eugene M. Pascarella                   Director
John K. Ritenour                       Director
Stanley H. Sandefur                    Director
Norman P. Thompson, Jr.                Executive Vice President and Chief
                                         Lending Officer
Teague L. Gilliland                    Executive Vice President and Senior
                                         Operations Officer
Stephen R. Jeuck                       Vice President and Chief Financial
                                         Officer

         All of the executive officers and directors of Southern Community Bank also serve as executive officers or directors of Southern Community Bancorp other than Derek C. Burke, Nancy Daniel Outlaw, Norman P. Thompson, Jr. and Teague L. Gilliland.

         DEREK C. BURKE has served as director of Southern Community Bank since 1998. Mr. Burke is the founder and president of the Orlando-based civil engineering consulting firm, WBQ Design and Engineering, Inc.

         NANCY DANIEL OUTLAW has served as director of Southern Community Bank since 1998. Ms. Outlaw is a licensed real estate broker and manager of the Longwood, Florida office of Coldwell Banker Residential Real Estate Services.

         NORMAN P. THOMPSON, JR. has served as executive vice president and chief lending officer of Southern Community Bank since its organization in 1998. From 1996 until 1998, Mr. Thompson served as senior corporate banking executive for Colonial Bank, Florida region. From 1987 to 1996, Mr. Thompson held various positions in the corporate banking department of Barnett Bank of Central Florida, N.A., Orlando, where he was a senior vice president. From 1985 to 1987, Mr. Thompson served as regional executive for central Florida for Pioneer Savings Bank, Clearwater. From 1973 to 1985, Mr. Thompson held various positions with ComBanks Corporation, Winter Park, including service as president of a newly chartered bank subsidiary of that company. During his tenure there, ComBanks was merged with Freedom Savings and Loan Association, Tampa.

         TEAGUE L. GILLILAND has served as executive vice president and senior operations officer of

Southern Community Bank since 1999. From 1996 to 1999, Ms. Gilliland served as branch manager of the Lake Mary and Longwood, Florida offices of Colonial Bank, formerly offices of Southern Bank of Central Florida. From 1994 to 1996, Ms. Gilliland served as a regional trainer for the acquisitions team for AmSouth Bancorporation, Birmingham, Alabama. From 1986 to 1994, Ms. Gilliland was a branch administrator and acquisitions coordinator for Orange Bank, Orlando. From 1970 to 1979, Ms. Gilliland worked in various positions for SunTrust Bank of Central Florida, N.A., Orlando.

PROPOSED EXECUTIVE OFFICERS AND DIRECTORS OF SOUTHERN COMMUNITY BANK OF SOUTHWEST FLORIDA

         The proposed board of directors of Southern Community Bank of Southwest Florida will consist initially of eight persons from the Bonita Springs and Naples, Florida communities, plus Mr. Brinkley and Mr. Squires. The executive officers of the new bank will include Richard L. Garner, its chairman of the board of directors and chief executive officer, and Joel E. Whittenhall, its president and chief lending officer, who will also serve as a director.

                                                           PROPOSED POSITION WITH SOUTHERN COMMUNITY
NAME                                                       BANK OF SOUTHWEST FLORIDA
----                                                       ------------------------------------------
Richard L. Garner                                          Chairman of the Board and Chief Executive Officer
Joel E. Whittenhall                                        President, Director and Chief Lending Officer
Charlie W. Brinkley, Jr.                                   Director
John G. Squires                                            Director
Frederick T. Barber III                                    Director
Gerald T. Berry                                            Director
Dennis E. Gilkey                                           Director
Clark D. Jensen                                            Director
Edward J. Oates                                            Director
G. Donald Thompson, Jr.                                    Director


         RICHARD L. GARNER served as president and CEO of First National Bank of Bonita Springs (subsequently known as First National Bank of Florida) from 1994 until the acquisition of that bank by Colonial Bank, Montgomery, Alabama, in 1998. From 1998 until 1999, Mr. Garner served as regional president and CEO of Colonial Bank, Southwest Florida region. From 1991 to 1994, Mr. Garner was senior vice president and chief lending officer of that bank. From 1982 to 1991, Mr. Garner held the positions of vice president, branch manager and commercial lending officer for American Bank in Merritt Island. From 1979 until 1982 Mr. Garner was a vice president and commercial lending officer for the Bank of Brevard in Melbourne, Florida.

         JOEL E. WHITTENHALL served as executive vice president and senior lending officer of First National Bank of Florida (subsequently acquired by Colonial Bank) from 1994 to 1999. From 1985 to 1992, Mr. Whittenhall was employed by SunBank/Naples, N.A., serving initially as manager of that bank's problem loan portfolio and from 1992, as senior vice president and lending group manager. From 1981 to 1985, Mr. Whittenhall served as a commercial lending officer for Southeast Bank, N.A. in Naples.

         The other local area directors of the bank will include:

         FREDERICK T. BARBER, III, a civil engineer and principal of the firm Agnoli, Barber & Brundage, Inc., residing in Bonita Springs.

         GERALD T. BERRY, an attorney and president of the law firm Berry, Day & McFee, residing in Naples.

         DENNIS E. GILKEY, chief executive officer of the real estate development firm Bonita Bay Properties, Inc., residing in Bonita Springs.

         CLARK D. JENSEN, a building contractor and president of Jensen & Bernier, Inc., residing in Naples.

         EDWARD J. OATES, a retired banker and formerly a director of First National Bank of Florida in Bonita Springs and previously executive vice president and cashier of Southeast Bank, N.A., residing in Naples.

         G. DONALD THOMPSON, JR., an attorney and shareholder in the law firm G. Donald Thompson, P.A., residing in Bonita Springs.

SALARY CONTINUATION AGREEMENTS AND RESTRICTED STOCK PURCHASE AGREEMENT

         Each of Mr. Brinkley and Mr. Squires has entered into a salary continuation agreement with Southern Community Bank pursuant to which they are entitled to receive various benefits in the event of the termination of their employment as a result of normal retirement, death, disability, or following a change of control of Southern Community Bancorp. With the exception of the change of control benefit, the benefit payments vest over a 10 year period and are payable in monthly installments for a benefit period of 15 years (in the case of Mr. Squires) or 20 years (in the case of Mr. Brinkley), with annual adjustments for changes in the consumer price index. No benefits will be payable under either agreement in the event of termination of the employment for cause. In the event of a change of control of Southern Community Bancorp, the fully vested normal retirement benefit would be payable to each of Mr. Brinkley and Mr. Squires for their respective benefit periods, provided that no benefits are payable that would be subject to the excise tax applicable to excess parachute payments under the Internal Revenue Code. In addition to the foregoing, in the event of any termination of their employment as a result of a change of control of Southern Community Bancorp, Mr. Brinkley would be entitled to receive a lump sum severance payment equal to 25% of his base salary and Mr. Squires would be entitled to receive a lump sum severance payment equal to three times his base salary if such termination occurs prior to January 1, 2002, or two times his base salary if such termination occurs thereafter.

         On January 1, 1999, Mr. Brinkley entered into an agreement with Southern Community Bancorp providing for the grant of 50,000 unregistered shares of common stock, which are non-transferable except as described below. The agreement provides that 5,000 shares will be granted to Mr. Brinkley each year for a period of 10 years commencing on January 1, 1999 and on each January 1st thereafter through the year 2008; however, shares granted after year 2003 will be granted in the sole discretion of the board of directors based on the performance of Southern Community Bancorp. Shares of stock granted on January 1, 1999 and January 1, 2000 vest over a five year period from the date of grant with five percent (5%) of the total number of such shares being vested on the first anniversary of the date of grant, ten percent (10%) of such shares being vested on the second anniversary of the date of grant, thirty-five percent (35%) of such shares being vested on the third anniversary of the date of grant, and twenty-five percent (25%) of such shares being vested on the fourth and fifth anniversaries of the date of grant. Shares of stock granted after January 1, 2000 shall vest ratably over a three year period from the date of grant, with thirty-three percent (33%) of such shares being vested on each of the first, second and third anniversary of the date of grant. In the event that a majority of the outstanding shares of Southern Community Bancorp are acquired in a merger or other transaction requiring approval under the Bank Holding Company Act of 1956, as amended, all shares issuable under the plan will immediately be granted to Mr. Brinkley and become fully vested shares. If Mr. Brinkley is terminated without cause, all of the shares granted to him under the plan shall be immediately and fully vested and transferable without restriction. If Mr. Brinkley is terminated for cause, Mr. Brinkley forfeits all rights to the stock except stock which has become vested as of the date of such termination.

         Subject to approval by the shareholders of an increase in the number of shares reserved under our existing stock option plans, the Board of Directors has approved the grant to Mr. John Squires of options to purchase up to an additional 67,500 shares of our common stock. Of this total, we will grant an option to purchase 17,500 shares at an exercise price of $15.00 per share, subject to vesting on a pro-rata basis over a term of five years commencing as of January 1, 1998. We will grant an option to purchase the balance of 50,000 shares at a price of $15.00 per share with vesting parallel to the vesting of the stock granted to Mr. Brinkley pursuant to the above mentioned agreement after January 1, 2000.

DIRECTORS' STOCK OPTION PLAN

         We have adopted the Directors' Statutory Stock Option Plan, effective as of March 18, 1999. The plan provides for grants of nonqualified stock options to purchase shares of common stock to directors of Southern Community Bancorp. By encouraging stock ownership, we seek to motivate such individuals to promote our success. As of the date of this prospectus, we have granted options to purchase 70,000 shares of common stock under the plan, with an exercise price of $15.00 per share. These options represent all of the options available under the plan.

         The board of directors administers and interprets the plan. The board of directors has complete discretion to determine which directors are eligible to receive option grants, the number of shares subject to each such grant, the terms of each option, and the fair market value of the shares of common stock underlying options. The board of directors may suspend or terminate the plan at any time. The board of directors may amend or modify the plan at any time, provided that no such amendment or modification may adversely affect the rights and obligations of the participants with respect to their outstanding options or vested shares without their consent. In addition, no amendment of the plan may, without the approval of shareholders:

         o modify the class of individuals eligible for participation in the plan;

         o amend the provisions of the plan relating to the plan's administration;

         o increase the number of shares of common stock available for issuance under the plan, except in the event of certain changes to the capital structure of Southern Community Bancorp; or

         o  extend the term of options granted under the plan.

The plan will terminate on March 18, 2009; however, such termination will not affect any options granted under the plan or vested shares.

         Each option granted under the Option Plan has a term of 10 years, subject to earlier termination following the director's termination for deliberate, willful or gross misconduct. The maximum number of shares for which options may be granted to any director pursuant to the plan is 10,000 shares. In no event, will an option be granted to a director who, at the time such option is granted, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Southern Community Bancorp. The minimum number of shares for which options may be exercised at any one time is 100 shares. The purchase price for shares of common stock is payable in cash immediately upon the exercise of the option. Each option granted under the plan is non-transferable by the director and exercisable during the director's lifetime only by such director. However, in the event that the director dies prior to exercising an option, such option may be exercised by the personal representative of the estate of such director for a period of one year after such representative's appointment. If options granted under the plan expire or are terminated for any reason without being exercised, the shares of common stock underlying such grant will again be available for purposes of the plan.

EXECUTIVE COMPENSATION

         Our most highly compensated executive officers are Charlie W. Brinkley, Jr., and John G. Squires, who currently receive an annual base salary of $150,000. During 1999, Mr. Brinkley and Mr. Squires each received an annual salary of $135,000 from Southern Community Bank.

EMPLOYEES' INCENTIVE STOCK OPTION PLAN

         We have adopted the Employees' Incentive Stock Option Plan, effective as of March 18, 1999. The plan provides for grants of incentive stock options to purchase shares of common stock to certain officers and key management employees of Southern Community Bancorp and its subsidiaries. The purpose of the plan is to attract and retain qualified capable management personnel, provide additional incentives to such persons and promote the success of our business. As of the date of this prospectus, 93,000 options have been granted at the initial public offering price of the common stock offered hereby, and options to purchase an additional 13,000 shares of common stock remain available for issuance pursuant to the plan.

         The board of directors administers and interprets the plan. The board of directors has complete discretion to determine which employees are eligible to receive option grants, the number of shares subject to each such grant, the time or times when options will be granted, the price of the shares subject to each option, the time when each option may be exercised, any other provisions of the option agreement and all questions relating to the administration of the plan. The shareholders of Southern Community Bancorp may terminate, modify or amend the plan at any time. In addition, the board of directors may amend or modify the plan at any time, provided that no such amendment or modification may adversely affect the rights and obligations of the participants with respect to their outstanding options or vested shares without their consent. In addition, no amendment of the plan may, without the approval of shareholders:

         o increase the number of shares for which options may be granted under the plan;

         o  increase the purchase price for the shares subject to options;

         o  alter the periods during which options may be granted or exercised;

         o alter the provisions relating to the determination of employees to whom options may be granted;

         o alter the provisions relating to the annual dollar limitation upon options granted to any employee;

         o  alter the provisions relating to the transferability of the options;
            or

         o alter the provisions relating to the employment status of an employee to whom an option may be granted.

The plan will terminate on March 18, 2009; however, such termination will not affect any options granted under the plan or vested shares.

         Each option granted under the plan has a maximum term of 10 years, subject to earlier termination following the participant ceasing to be an employee. The exercise price of an option granted under the plan must be at least 100% of the fair market value of the stock subject to the option on the date of grant (or 110% with respect to an option granted to a holder of more than 10% of the combined voting power of all classes of stock of Southern Community Bancorp). The minimum number of shares for which options may be exercised at any one time is 100 shares. In general, options vest ratably over a five year period commencing one year from the date of grant. The purchase price for shares of common stock is payable in cash immediately upon the exercise of the option. Each option granted under the plan is non-transferable and exercisable only during the holder's lifetime. In the event that the holder dies prior to exercising an option, such option may be exercised by the personal representative of the estate of such holder for a period of one year after such representative's appointment. In the event that the holder is terminated for any reason other than death, such option may be exercised at any time prior to the expiration date of the option or within three months after the date of such termination (12 months in the case of an employee who is disabled), whichever is earlier, but only to the extent such holder had the right to exercise such option at the date of such termination; provided, however, that, if the holder's employment is terminated as a result of deliberate, willful or gross misconduct, all rights under the option shall terminate and expire upon such termination. If options granted under the plan expire or are terminated for any reason without being exercised, the shares of common stock underlying such grant will again be available for purposes of the plan.

         In the event of a reorganization, merger or consolidation in which Southern Community Bancorp is not the surviving corporation, the sale of substantially all of the assets of Southern Community Bancorp to another corporation, or a change in control or threatened change in control of Southern Community Bancorp, all options granted prior to such event under the plan shall become immediately exercisable. Unless otherwise determined by the board of directors, the term "control" shall refer to the acquisition of ten percent (10%) or more of the voting securities of Southern Community Bancorp by any person or group acting in concert.

EMPLOYEE STOCK PURCHASE PLAN

         We have established an employee stock purchase plan under which a total of 15,000 shares of our common stock will be made available for sale to our employees. The board of directors administers the plan. Employees are eligible to participate in the plan if they are full-time employees employed by us or a designated subsidiary for at least 90 consecutive days. The plan permits eligible employees to purchase common stock through payroll deductions, which, subject to certain limitations, may not exceed 10% of an employee's compensation. The minimum purchase each month by an eligible employee is one share of common stock. The purchase price of each share of common stock under the purchase plan will be equal to the fair market value per share of common stock on the date of purchase, but will never be less than $15.00 per share.

         Eligible employees have the opportunity to enroll in the purchase plan beginning on March 1 and ending on March 31 every year. Employees may terminate their participation in the purchase plan at any time. Participation ends automatically upon termination of employment. In the event that an employee participating in the plan ceases to be our employee, we have the right to repurchase all or any portion of the shares purchased by such employee under the plan at any time during the following 24 months for a purchase price equal to the fair market value of the stock at the time of such repurchase. The plan will terminate upon the earlier of September 16, 2004, or the date all of the shares reserved for purchase under the purchase plan have been purchased, unless the board of directors terminates it sooner. The board of directors also has the right to amend or suspend the plan at any time without prior notice.

                              CERTAIN TRANSACTIONS

         From time to time, Southern Community Bank makes loans to its executive officers and directors in accordance with its usual loan approval criteria. We made all such loans on terms, including interest rates and collateral, and are subject to conditions that are applicable to loans we make to unaffiliated parties. As of the date of this prospectus, the aggregate balance of all such loans was $4,763,000. In addition, the bank has approved an unsecured line of credit for each of our directors and Mr. Burke and Ms. Outlaw, directors of Southern Community Bank, in the amount of $75,000. Such lines of credit are subject to renewal on an annual basis. All extensions of credit to executive officers and directors of the bank are subject to approval by the full board of directors with the interested person abstaining from any participation in the discussion or decision with respect to his or her own loan.

         Southern Community Bank has entered into a lease agreement with one of our directors, Patrick Armstrong, pursuant to which the bank leases the site of its Altamonte Springs branch office. The term of the lease is for a period of 20 years expiring in 2018 which may be extended by the bank for up to 10 additional years. The rent payments are $10,070 per month through the first five years of the lease, increasing at the rate of 4% per year thereafter.

         Southern Community Insurance Agency, Inc., a wholly owned subsidiary of Southern Community Bank, has entered into a relationship with Insurance Office of America, Inc., an insurance agency owned by on of our directors, John Ritenour. Insurance Office of America, Inc. will pay Southern Community Insurance Agency, Inc. a percentage of the commissions received by Insurance Office of America, Inc. from the sale of insurance products to customers referred by Southern Community Insurance Agency, Inc.

         We will utilize a portion of the proceeds of the offering to pay the organizers of our proposed new bank for the organizational costs which they have incurred (and will incur) in establishing the new bank. The organizers of the new bank are the persons designated as the proposed directors of the new bank, including two of our current directors. See "Management - Proposed Executive Offices and Directors of Southern Community Bank of Southwest Florida." We estimate that these costs will be approximately $500,000. If the offering is not successful, the organizers of the new bank will be required to bear all of these expenses.

         We intend to grant stock options to each of the organizers (other than Mr. Brinkley and Mr. Squires) of our proposed new bank at the time it is opened. These individuals will each receive options for 5,000 shares, with an exercise price of $16.50 per share. The other terms of these options will be equivalent to the terms of our existing director stock options.

                         SECURITIES OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of March 31, 2000, the number and percentage of shares of Southern Community Bancorp's outstanding common stock which are beneficially owned, directly or indirectly, by:

         o  each shareholder who owns more than 5% of the outstanding shares;

         o  each of Southern Community Bancorp's directors;

         o  Southern Community Bancorp's named executive officers; and

         o all of Southern Community Bancorp's directors and executive officers as a group.

         We determine beneficial ownership based on the rules of Securities and Exchange Commission. In general, beneficial ownership includes shares over which the indicated person has sole or shared voting or investment power and shares which he or she has the right to acquire within 60 days of March 31, 2000. Unless otherwise indicated, the persons listed have sole voting and investment power over the shares beneficially owned.

                                          POSITION WITH
                                             SOUTHERN             SHARES
                                            COMMUNITY          BENEFICIALLY
NAME                                         BANCORP              OWNED          PERCENTAGE
----                                      --------------          -----          -----------

Charlie W. Brinkley, Jr. (1).......... Chairman and               57,404              6.4%
                                       CEO

John G. Squires (2)................... President,                 57,596              6.4%
                                       COO and
                                       Director

Patrick J. Armstrong (3).............. Director                   43,333              4.8%

Richard M. Dunn (3)................... Director                   43,333              4.8%

Jennings L. Hurt, III (3)............. Director                   60,000              6.7%

Eugene M. Pascarella (3).............. Director                   43,333              4.8%

Jon C. Peterson (3)................... Director                   43,333              4.8%

John K. Ritenour (3).................. Director                   50,000              5.6%

Stanley H. Sandefur (3)............... Director                   59,999              6.7%

Stephen R. Jeuck (4).................. Secretary and               1,802              0.2%
                                       CFO

All executive officers
       and directors as a group
       (9 persons)...................................            458,331             47.0%

-----------------
(1) Includes 250 shares that are subject to disposition restrictions and 7,000 shares issuable upon exercise of outstanding stock options.
(2)  Includes 7,000 shares issuable upon exercise of outstanding stock options.
(3)  Includes 10,000 shares issuable upon exercise of outstanding stock options.
(4)  Includes 800 shares issuable upon exercise of outstanding stock options.

         Our directors and executive officers have indicated that they intend to purchase a minimum of 330,000 shares in the offering.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of Southern Community Bancorp consists of 10,000,000 shares of common stock, par value $1.00 per share. As of the date of this prospectus, 890,298 shares of common stock were issued and outstanding.

COMMON STOCK

         Subject to the rights of the holders of any outstanding shares of preferred stock and any restrictions that may be imposed by any lender to Southern Community Bancorp, holders of common stock are entitled to receive ratably dividends, if any, declared by the board of directors out of funds legally available for dividends. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of Southern Community Bancorp, holders of common stock are entitled to share ratably, based on the number of shares held, in the assets, if any, remaining after payment of all the debts and liabilities of Southern Community Bancorp.

         Holders of common stock are entitled to one vote per share for each share held of record on any matter submitted to the holders of common stock for a vote. Because holders of common stock do not have cumulative voting rights with respect to the election of directors, the holders of a majority of the shares of common stock represented at a meeting can elect all of the directors. Holders of common stock do not have preemptive or other rights to subscribe for or purchase any additional shares of capital stock issued by Southern Community Bancorp or to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

ANTI-TAKEOVER PROVISIONS

         GENERAL. The Florida Business Corporation Act contains provisions designed to enhance the ability of the board of directors to respond to attempts to acquire control of Southern Community Bancorp. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors. This could include takeover attempts that some of our shareholders may deem to be in their best interest. These provisions may also adversely affect the price that a potential purchaser would be willing to pay for our common stock and deprive you of the opportunity to obtain a takeover premium for your shares. To the extent that takeover attempts are discouraged, temporary fluctuations in the market price of the common stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could make the removal of incumbent management more difficult and may permit a minority of our directors and the holders of a minority of our outstanding voting stock to prevent, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of shareholders. These provisions could also potentially adversely affect the market price of the common stock.

         The following briefly summarizes protective provisions contained in the Florida Business Corporation Act and is not intended to be a complete description of all the features and consequences of these provisions. The following is qualified in its entirety by reference to the articles of incorporation of Southern Community Bancorp and the relevant provisions of Florida law.

         AUTHORIZED BUT UNISSUED STOCK. The authorized but unissued shares of common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock may enable the board of directors to issue shares of stock to persons friendly to existing management. This may have the effect of discouraging attempts to obtain control of Southern Community Bancorp through a proxy contest, tender offer, merger or otherwise, thereby protecting the continuity of current management.

         EVALUATION OF ACQUISITION PROPOSALS. The Florida Business Corporation Act expressly permits the board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of the assets of Southern Community Bancorp, or any similar extraordinary transaction, to consider (a) all relevant factors including, without limitation, the social, legal, and economic effects on the employees, customers, suppliers, and other constituencies of Southern Community Bancorp and its subsidiaries, on the communities and geographical areas in which Southern Community Bancorp and its subsidiaries operate or are located, and on any of the business and properties of Southern Community Bancorp or any of its subsidiaries, and (b) the consideration being offered, not only in relation to the then current market price for the Southern Community Bancorp's outstanding shares of capital stock, but also in relation to the then current value of Southern Community Bancorp in a freely negotiated transaction and in relation to the board of directors' estimate of the future value of Southern Community Bancorp as an independent going concern. The board of directors believes that these provisions are in the long-term best interests of Southern Community Bancorp and its shareholders.

         CONTROL SHARE ACQUISITIONS. We are currently subject to the Florida control share acquisitions statute which is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control of the public corporation. With enumerated exceptions, the statute provides that shares of a public corporation acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation's disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are: acquisitions of shares possessing one-fifth or more but less than one-third of all voting power; acquisitions of shares possessing one-third or more but less than a majority of all voting power; or acquisitions of shares possessing a majority of more of all voting power. Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. Unless otherwise provided in a corporation's articles of incorporation or bylaws before a control share acquisition has occurred, in the event the shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, then all shareholders of the public corporation have dissenter's rights to receive fair value for their shares. There is currently no provision in our articles of incorporation or our bylaws limiting or eliminating such rights. The statute also enables a corporation to provide the redemption under certain circumstances of control shares with no voting rights. Among the acquisitions specifically excluded from the statute are acquisitions consummated pursuant to a merger or plan of share exchange in compliance with law if the public corporation is a party to the agreement of merger or plan or share exchange. A corporation may opt-out of the statute by so providing in its articles of incorporation. We have not opted out of the statute.

         TRANSACTIONS WITH INTERESTED SHAREHOLDERS. We are also currently subject to the Florida affiliated transactions statute which, with enumerated exceptions, places restrictions on mergers, consolidations, sales of assets, liquidations, reclassifications or other similar kinds of transactions with or between a public corporation in Florida and any person who owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of the public corporation. The statute provides that the public corporation may not engage in any affiliated transaction with any 10% or greater shareholder of the corporation for a period of two years following the date the person became a 10% shareholder unless before the date the person became a 10% shareholder either
(a) the affiliated transaction or (b) the purchase of shares that first made the shareholder a 10% shareholder is approved by a majority of the "disinterested" members of the board of directors of the corporation. A member of the board is "disinterested" if the director is not a present or former officer or employee of the public corporation or a related corporation. The statute further provides that, subject to various exceptions, a public corporation may not engage at any time in an affiliated transaction with a 10% shareholder unless the transaction complies with all of the requirements of the public corporation's articles of incorporation and either (a) the transaction is approved by the board of directors of the public corporation before the date the shareholder first became a 10% shareholder, or the purchase of shares made by the 10% shareholder on the date the shareholder first became a 10% shareholder has been approved by the board of directors of the public corporation before the date the shareholder first became a 10% shareholder, (b) the transaction is approved by the affirmative vote of the holders of a majority of the outstanding voting shares not beneficially owned by the 10% shareholder proposing the transaction at a meeting called for that purposes no earlier than two years after the date the shareholder first became a 10% shareholder, or (c) the transaction meets specified fair price and form of consideration requirements. A company may opt-out of the affiliated transaction statute by so providing in its articles of incorporation. We have not opted out of the statute.

TRANSFER AGENT AND REGISTRAR

         Unless we otherwise become required by law or administrative action to appoint an independent transfer agent and registrar, or our board of directors otherwise deems it appropriate to do so, we will act as transfer agent and registrar for our common stock.

LIMITED LIABILITY AND INDEMNIFICATION

         Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director and (ii) a director's breach of, or failure to perform, those duties constitutes (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (3) a circumstance under which an unlawful distribution is made, (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the Florida Business Corporation Act.

         The articles of incorporation and bylaws of Southern Community Bancorp provide that we shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of Southern Community Bancorp, as well as any officers or employees of Southern Community Bancorp to whom we have agreed to grant indemnification.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the offering, we will have a minimum of 1,090,298 shares and a maximum of 1,940,298 shares of common stock outstanding. Except for shares held by affiliates of Southern Community Bancorp, almost all of our outstanding shares will be freely tradeable without restriction or registration under the Securities Act of 1933. Affiliates of Southern Community Bancorp will need to comply with the resale limitations of Rule 144 under the Securities Act of 1933. Rule 144 defines an "affiliate" as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a company. Affiliates of a company generally include its directors, officers and principal shareholders and the directors and executive officers of its principal subsidiaries.

         Purchasers of the common stock in the offering, other than affiliates, may resell their shares immediately. Our affiliates will be subject to the volume and other limitations of Rule 144. Rule 144 in general permits affiliates to sell within any three-month period a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his or her sale. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about Southern Community Bancorp.

                                TERMS OF OFFERING

         We are offering a minimum of 200,000 shares and a maximum of 1,050,000 shares of our common stock at a price of $16.50 per share.

MINIMUM SUBSCRIPTION

         Each subscriber must agree to purchase a minimum of 1,000 shares.

PLAN OF DISTRIBUTION

         We will not utilize an underwriter to offer the shares. Instead, certain of our executive officers will offer the shares on our behalf on a "best efforts" basis. These officers will not receive any commissions or additional compensation for these efforts.

EXPIRATION DATE

         The initial expiration date of the offering is September 30, 2000. However, we have the right to extend the expiration date without notice to subscribers until December 31, 2000.

ESCROW TERMS

         We will deposit all amounts received from each subscriber into one of two escrow accounts which we have established with SunTrust Bank, as escrow agent. Each subscriber in the offering must designate the escrow account into which we should deposit the subscriber's funds.

         We have established the first escrow account for the purpose of capitalizing our proposed new bank subsidiary, Southern Community Bank of Southwest Florida (in organization). The escrow agent will hold all of the amounts deposited in the first escrow account subject to the following conditions:

         o The escrow agent will return all of the funds deposited in the first escrow account to subscribers, without interest or deduction, in the event that we do not sell at least 610,000 shares with proceeds designated for the first escrow account (i.e., at least $10,065,000) prior to the expiration date of the offering.

         o If we sell at least 610,000 shares with proceeds designated for the first escrow account before the expiration date, then the escrow agent will continue to hold the amounts in the first escrow account until we have received all required regulatory approvals to open Southern Community Bank of Southwest Florida. At that time, the escrow agent will release the amounts in the first escrow account to us, and we will contribute the proceeds to Southern Community Bank of Southwest Florida.

         o After we have sold 610,000 shares with proceeds designated for the first escrow account, we may continue to offer any unsold shares until the expiration date of the offering. Subscribers to these shares may continue to designate that their funds be deposited in the first escrow account.

         o If we do not obtain all required regulatory approvals to open Southern Community Bank of Southwest Florida by December 31, 2000, then the escrow agent will return all of the funds deposited in the first escrow account to subscribers, without interest or deduction.

         We have established the second escrow account for the principal purpose of providing additional working capital for our existing bank subsidiary, Southern Community Bank. The escrow agent will hold all of the subscription funds deposited the second escrow account subject to the following conditions:

         o If we have not sold at least 200,000 shares with proceeds designated for the second escrow account (i.e., at least $3,300,000) prior to the expiration date of the offering, then the escrow agent will return all of the funds deposited in the second escrow account to subscribers, without interest or deduction.

         o If we sell 200,000 shares with proceeds designated for the second escrow account prior to the expiration date, then the escrow agent will release the amount of $3,300,000 to us and we will contribute this amount to Southern Community Bank.

         o If we sell more than 200,000 shares with proceeds designated for the second escrow account, then our Board of Directors will instruct the escrow agent whether to transfer the excess amounts to the first escrow account or to release the funds to us for contribution to Southern Community Bank. The escrow agent will hold any amounts which are transferred to the first escrow account on the same terms as amounts initially deposited in the first escrow account.

         If we fulfill the conditions of the release of funds from the first escrow account, we will complete the sale of shares pursuant to the first escrow account, even if we do not fulfill the conditions for the release of funds from the second escrow account. Likewise, if we fulfill the conditions for the release of funds from the second escrow account but not the first escrow account, then we will complete the sale of shares pursuant to the second escrow account.

         The escrow accounts will be interest bearing accounts. We will retain all interest earned on the accounts, regardless of whether the offering is completed or canceled.

ISSUANCE OF SHARES

         We will issue shares to subscribers at the same time as the escrow agent releases the proceeds from each escrow account to us. As a result, subscribers may receive shares at different times.

CANCELLATION OF OFFERING

         We have the right to cancel the offering at any time prior to the release of funds from either of the escrow accounts. If we cancel the offering, the escrow agent will promptly return all funds received from subscribers, without interest or deduction.

HOW TO SUBSCRIBE

         If you desire to purchase shares of our common stock you must:

         o Complete and sign the appropriate Subscription Agreement accompanying this prospectus;

         o Make full payment for the purchase price for the shares in United States currency by check, bank draft or money order payable to "SunTrust Bank - Southern Community Bancorp Escrow Account"; and

         o Deliver the executed Subscription Agreement, together with full payment for the purchase price, in person or by mail, to the address shown in the form.

SUBSCRIPTION TERMS

         We reserve the right to disregard any subscription which is not fully paid when we receive it. No subscription will be binding until we have accepted it, and we may refuse to accept any subscription for shares, in whole or in part, for any reason. In determining which subscriptions to accept, in whole or in part, we may take into account the order in which we receive subscriptions and a subscriber's potential to do business with, or to refer customers to, either or both of the banks. In the event we reject all or part of your subscription, the escrow agent will refund by mail all or the appropriate portion of the amount paid by you with the subscription, without interest, promptly after the rejection.

         If you have any questions about the offering or how to subscribe, please call Charlie Brinkley or John Squires in Orlando at (407) 648-1844. If you subscribe, you should retain a copy of the completed subscription documents for your records.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for Southern Community Bancorp by Shutts & Bowen LLP, Orlando, Florida.

                                     EXPERTS

         The consolidated financial statements of Southern Community Bancorp as of December 31, 1999 and 1998, included in this prospectus have been audited by Hacker, Johnson, Cohen & Grieb, P.A., independent certified public accountants, as stated in their opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         Southern Community Bancorp has filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended. The registration statement covers the common stock offered in the offering. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all of the information contained in the registration statement and its exhibits. Prospective investors may refer to the registration statement and its exhibits for further information concerning the securities offered by this prospectus.

         Each statement contained in this prospectus as to the contents of a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its terms and conditions. Copies of these materials, as well as periodic reports and information filed by Southern Community Bancorp, can be obtained upon payment of the fees prescribed by the Securities and Exchange Commission, or may be examined at the offices of the Securities and Exchange Commission without charge, at the public reference section of the SEC, Room 1024, 450 Fifth Street, NW, Washington, DC 20549.

         The Securities and Exchange Commission also maintains a website that contains reports, proxy and information statements and other information regarding registrants such as Southern Community Bancorp that file electronically with the Securities and Exchange Commission. The address of this website is http://www.sec.gov.

         We have filed or will file various applications with the Florida Department of Banking and Finance, the FDIC and the Federal Reserve. You should rely only on information in this prospectus and in our related registration statement in making an investment decision. If other available information is inconsistent with information in this prospectus, including information in public files or provided by the bank regulatory agencies, such other information is superseded by the information in this prospectus. Projections appearing in the applications to such agencies were based on assumptions that the organizers believed were reasonable at the time, but which may have changed or may otherwise be wrong. Southern Community Bancorp, Southern Community Bank and Southern Community Bank of Southwest Florida (in organization) specifically disclaim all projections for purposes of this prospectus and caution prospective investors against placing reliance on them for purposes of making an investment decision.

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Independent Auditors' Report....................................................................................F-2

Consolidated Balance Sheets, December 31, 1999 and 1998.........................................................F-3

Consolidated Statements of Operations for the Year Ended December 31, 1999 and
         for the Period from December 15, 1998
         (commencement of banking operations) to December 31, 1998..............................................F-4

Consolidated Statements of Changes in Stockholders' Equity for the Year Ended
         December 31, 1999 and for the Period from December 15, 1998
         (commencement of banking operations)
         to December 31, 1998...................................................................................F-5

Consolidated Statements of Cash Flows for the Year Ended December 31, 1999 and
         for the Period from December 15, 1998
         (commencement of banking operations) to December 31, 1998..............................................F-6

Notes to Consolidated Financial Statements for the Year Ended December 31,
         1999 and for the Period from December 15, 1998
         (commencement of banking operations) to December 31, 1998.......................................F-7 - F-23

         All schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the Consolidated Financial Statements and related Notes.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Southern Community Bancorp
Orlando, Florida:

         We have audited the accompanying consolidated balance sheets of Southern Community Bancorp and its wholly-owned subsidiary, Southern Community Bank (together, the "Company") at December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1999 and for the period from December 15, 1998 (commencement of banking operations) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999 and for the period from December 15, 1998 (commencement of banking operations) to December 31, 1998, in conformity with generally accepted accounting principles.


HACKER, JOHNSON, COHEN & GRIEB PA
Orlando, Florida
January 26, 2000

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                                                                 AT DECEMBER 31,
                                                                          ----------------------------

                                                                          1999                    1998
                                                                          ----                    ----
         ASSETS

Cash and due from banks ..........................................      $  4,519,649            133,920
Federal funds sold ...............................................                --         13,124,000
                                                                        ------------       ------------
         Cash and cash equivalents ...............................         4,519,649         13,257,920

Securities available for sale ....................................        11,997,900                 --
Loans receivable, net of allowance for loan losses of
         $621,000 in 1999 and $12,000 in 1998 ....................        61,362,573          1,202,605
Accrued interest receivable ......................................           554,036             31,061
Federal Home Loan Bank stock, at cost ............................           212,400                 --
Premises and equipment, net ......................................         4,317,768          1,850,072
Deferred income tax asset ........................................           811,146            148,031
Other assets .....................................................            88,696            116,748
                                                                        ------------       ------------
         Total assets ............................................      $ 83,864,168         16,606,437
                                                                        ============       ============

         LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:

         Noninterest-bearing demand deposits .....................        10,768,768             57,740
Money-market deposits ............................................        14,051,702          3,152,763
Savings and NOW deposits .........................................         5,757,244             35,371
Time deposits ....................................................        34,485,277             27,730
                                                                        ------------       ------------
         Total deposits ..........................................        65,062,991          3,273,604

         Federal funds purchased .................................         6,000,000                 --
Official checks ..................................................           662,237          1,035,385
Accrued interest payable and other liabilities ...................           300,453             64,749
                                                                        ------------       ------------
         Total liabilities .......................................        72,025,681          4,373,738
                                                                        ------------       ------------

Commitments and contingencies (Notes 4, 6, 7 and 16)

Stockholders' equity:

         Common stock, $1 par value, 10,000,000 shares authorized,
         884,425 and 834,425 shares issued and outstanding .......           884,425            834,425
         Additional paid-in capital ..............................        12,381,950         11,681,950
Accumulated deficit ..............................................        (1,225,661)          (283,676)
Accumulated other comprehensive income (loss) ....................          (202,227)                --
                                                                        ------------       ------------
         Total stockholders' equity ..............................        11,838,487         12,232,699
                                                                        ------------       ------------
         Total liabilities and stockholders' equity ..............      $ 83,864,168         16,606,437
                                                                        ============       ============

See accompanying Notes to Consolidated Financial Statements.

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                        PERIOD FROM
                                                                                     DECEMBER 15, 1998
                                                                                       (COMMENCEMENT
                                                                                       OF BANKING
                                                                      YEAR ENDED      OPERATIONS) TO
                                                                     DECEMBER 31,      DECEMBER 31,
                                                                         1999              1998
                                                                    -------------   -----------------
Interest income:
       Loans receivable .....................................      $ 2,715,861             3,908
       Securities available for sale ........................          398,178                --
       Other interest-earning assets ........................          285,012            28,311
                                                                   -----------       -----------
             Total interest income ..........................        3,399,051            32,219
                                                                   -----------       -----------
Interest expense:
         Deposits ...........................................        1,168,568             6,641
         Other borrowings ...................................           17,171                --
                                                                   -----------       -----------
         Total interest expense .............................        1,185,739             6,641
                                                                   -----------       -----------
Net interest income .........................................        2,213,312            25,578
         Provision for loan losses ..........................          609,000            12,000
                                                                   -----------       -----------
Net interest income after provision for loan losses .........        1,604,312            13,578
                                                                   -----------       -----------
Noninterest income:
         Service charges on deposit accounts ................           53,036                --
         Other service charges and fees .....................           62,858                --
                                                                   -----------       -----------
         Total noninterest income ...........................          115,894                --
                                                                   -----------       -----------

Noninterest expense:
       Salaries and employee benefits .......................        1,464,520            46,659
       Occupancy expense ....................................          804,439            15,593
       Data processing ......................................          127,413            10,092
       Printing and office supplies .........................          148,313             5,356
       Marketing and advertising ............................          173,586             1,521
       Professional fees ....................................          135,682             1,000
       Telephone ............................................           71,354               490
       Travel and entertainment .............................           54,562             1,301
       Other ................................................          236,545             1,871
                                                                   -----------       -----------
             Total noninterest expense ......................        3,216,414            83,883
                                                                   -----------       -----------
             Loss before income tax benefit .................       (1,496,208)          (70,305)

Income tax benefit ..........................................         (554,223)          (26,282)
                                                                   -----------       -----------

         Net loss ...........................................      $  (941,985)          (44,023)
                                                                   ===========       ===========

         Basic and diluted loss per share ...................      $     (1.10)             (.05)
                                                                   ===========       ===========

         Weighted-average number of common shares outstanding      $   855,258           834,425
                                                                   ===========       ===========

See accompanying Notes to Consolidated Financial Statements.

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                       ACCUMULATED
                                                                                          OTHER
                                                                                         COMPRE-
                                                          ADDITIONAL                     HENSIVE          TOTAL
                                             COMMON        PAID-IN      ACCUMULATED      INCOME        STOCKHOLDERS'
                                             STOCK         CAPITAL        DEFICIT         (LOSS)           EQUITY
                                             -----         -------        -------      -----------      ------------
Balance at December 15, 1998
    (Commencement of
    banking operations)                 $   834,425     11,681,950      (239,653)            --            12,276,722

    Comprehensive income (loss) -
       Net loss for the period                   --             --       (44,023)            --               (44,023)
                                        -----------    -----------   -----------    -----------           -----------

Balance at December 31, 1998                834,425     11,681,950      (283,676)            --            12,232,699
                                                                                                          -----------
Comprehensive income (loss):

    Net loss for the year                        --             --      (941,985)            --              (941,985)

    Net change in unrealized loss on
       securities available for sale,
       net of tax                                --             --            --       (202,227)             (202,227)
                                                                                                          -----------
    Comprehensive income (loss)                                                                            (1,144,212)

Sale of common stock (50,000
    shares)                                  50,000        700,000            --             --               750,000
                                        -----------    -----------   -----------    -----------           -----------

Balance at December 31, 1999            $   884,425     12,381,950    (1,225,661)      (202,227)           11,838,487
                                        ===========    ===========   ===========    ===========           ===========



See accompanying Notes to Consolidated Financial Statements.

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                    PERIOD FROM
                                                                                                 DECEMBER 15, 1998
                                                                                                   (COMMENCEMENT
                                                                                                    OF BANKING
                                                                                 YEAR ENDED       OPERATIONS) TO
                                                                                 DECEMBER 31,      DECEMBER 31,
                                                                                     1999              1998
                                                                                 -----------       --------------
Cash flows from operating activities:
        Net loss                                                                 $   (941,985)        (44,023)
        Adjustments to reconcile net loss to net cash
            (used in) provided by operating activities:
            Provision for loan losses                                                 609,000          12,000
            Depreciation and amortization                                             184,180           6,144
            Credit for deferred income taxes                                         (554,223)        (26,282)
            Accretion of discounts on securities                                      (11,552)             --
            Increase in accrued interest receivable                                  (522,975)        (31,061)
            Decrease (increase) in other assets                                        28,052        (116,748)
            (Decrease) increase in official checks                                   (373,148)      1,035,385
            Increase in accrued interest payable and other liabilities                235,704          42,845
                                                                                 ------------    ------------
                Net cash (used in) provided by operating
                      activities                                                   (1,346,947)        878,260
                                                                                 ------------    ------------

Cash flows from investing activities:
         Repayments of securities available for sale                                   18,005              --
         Purchases of securities available for sale                               (12,315,472)             --
         Net increase in loans                                                    (60,768,968)     (1,214,605)
         Purchases of premises and equipment                                       (2,651,876)     (1,856,216)
         Purchases of Federal Home Loan Bank stock                                   (212,400)             --
                                                                                 ------------    ------------
                Net cash used in investing activities                             (75,930,711)     (3,070,821)
                                                                                 ------------    ------------
Cash flows from financing activities:
         Net increase in deposits                                                  61,789,387       3,273,604
         Net increase in Federal funds purchased                                    6,000,000              --
         Proceeds from issuance of common stock                                       750,000              --
                                                                                 ------------    ------------
                Net cash provided by financing activities                          68,539,387       3,273,604
                                                                                 ------------    ------------
Net (decrease) increase in cash and cash equivalents                               (8,738,271)      1,081,043

Cash and cash equivalents at beginning of period                                   13,257,920      12,176,877
                                                                                 ------------    ------------
Cash and cash equivalents at end of period                                       $  4,519,649      13,257,920
                                                                                 ============    ============

Supplemental disclosures of cash flow information: Cash paid during the period for:

                Interest                                                         $  1,070,498           3,448
                                                                                 ============    ============
            Income taxes                                                         $         --              --
                                                                                 ============    ============

         Noncash investing activities-

                Accumulated other comprehensive income, unrealized
                      loss on securities available for sale, net of tax          $   (202,227)             --
                                                                                 ============    ============

See accompanying Notes to Consolidated Financial Statements.

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE YEAR ENDED DECEMBER 31, 1999 AND FOR THE
                 PERIOD FROM DECEMBER 15, 1998 (COMMENCEMENT OF

                    BANKING OPERATIONS) TO DECEMBER 31, 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        ORGANIZATION. Southern Community Bancorp (the "Holding Company") owns 100% of the outstanding common stock of Southern Community Bank (the "Bank") (collectively the "Company"). The Holding Company operates as a one-bank holding company. The Holding Company was formed on July 30, 1999 and on April 15, 1999, the Bank's stockholders approved a plan of corporate reorganization under which the Bank became a wholly-owned subsidiary of the Holding Company. The Bank's stockholders exchanged their common shares for shares of the Holding Company. As a result, all of the previously issued $7.50 par value common shares of the Bank were exchanged for 834,425 shares of the $1.00 par value common shares of the Holding Company. The Holding Company's acquisition of the Bank has been accounted for similar to a pooling of interests and, accordingly, the financial data for periods presented include the results of the Bank.

        The Holding Company=s only business activity is the operation of the Bank. The Bank is a state (Florida) chartered commercial bank. The Bank began its organizational phase in March of 1998. These financial statements do not include the organizational phase of the Bank. The consolidated 1998 financial statements include the operations of the Bank from December 15, 1998 (the date of the commencement of banking operations) to December 31, 1998. The Bank offers a variety of financial services to individual and corporate customers through its four banking offices located in Orange and Seminole Counties, Florida. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Bank Insurance Fund ("BIF").

        BASIS OF PRESENTATION. The accompanying consolidated financial statements include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to generally accepted accounting principles and to general practices within the banking industry. The following summarizes the more significant of these policies and practices:

        USE OF ESTIMATES. In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax assets.

        CASH AND CASH EQUIVALENTS. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold.

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

 (1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

        SECURITIES. The Company may classify its securities as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Heldto-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from earnings and reported in other comprehensive income. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

        LOANS RECEIVABLE. Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

        Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

        The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

        All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

                                                                   (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

       ALLOWANCE FOR LOAN LOSSES, CONTINUED. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

       Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

        PREMISES AND EQUIPMENT. Land is carried at cost. Premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally using the straight-line method. The Company amortizes leasehold improvements over the lease term, which could include lease renewal periods, if it is the intent of management to exercise the renewal option on the lease.

        TRANSFER OF FINANCIAL ASSETS. Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

        INCOME TAXES. Deferred tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

        ORGANIZATIONAL COSTS. Preopening and organizational expenses totaled $239,653 (net of tax effect of $121,749) and were charged to expense as incurred during the organizational phase.

                                                                   (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

        STOCK COMPENSATION PLANS. Statement of Financial Accounting Standards
        (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided proforma disclosures of net loss and other disclosures, as if the fair value based method of accounting had been applied. (See Note 11).

        OFF-BALANCE SHEET INSTRUMENTS. In the ordinary course of business, the Company has entered into off-balance-sheet instruments consisting of commitments to extend credit, standby letters of credit, undisbursed loans in process and unused lines of credit. Such financial instruments are recorded in the financial statements when they are funded.

        FAIR VALUES OF FINANCIAL INSTRUMENTS. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

        CASH AND CASH EQUIVALENTS. The carrying amounts of cash and cash equivalents approximate their fair value.

             SECURITIES. Fair values for securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amount of Federal Home Loan Bank stock approximates fair value.

             LOANS. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

                                                                   (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

        FAIR VALUES OF FINANCIAL INSTRUMENTS, CONTINUED.

        ACCRUED INTEREST RECEIVABLE. Book value approximates fair value.

        DEPOSIT LIABILITIES. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of time deposits.

        FEDERAL FUNDS PURCHASED. The carrying amount of federal funds purchased approximates fair value.

        OFF-BALANCE-SHEET INSTRUMENTS. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

        LOSS PER SHARE. Basic and diluted loss per share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Outstanding stock options are not dilutive due to the net losses incurred by the Company.

        ADVERTISING.  The Company expenses all media advertising as incurred.

        FUTURE ACCOUNTING REQUIREMENTS. Financial Accounting Standards No. 133 - ACCOUNTING FOR DERIVATIVE INVESTMENTS AND HEDGING ACTIVITIES requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivatives and whether they qualify for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. The Company will be required to adopt this Statement effective January 1, 2001. Management does not anticipate that this Statement will have a material impact on the Company.

                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(2)  SECURITIES AVAILABLE FOR SALE

        Securities have been classified according to management's intent. The carrying amount of securities and their approximate fair value at December 31, 1999 are summarized as follows:

                                                                             GROSS         GROSS
                                                             AMORTIZED     UNREALIZED    UNREALIZED        FAIR
                                                               COST          GAINS        LOSSES           VALUE
                                                            -----------    ----------    ----------        -----
     U.S. governments agency securities                   $ 10,336,148        19,760      (297,714)    10,058,194
          Mortgage-backed security                           1,972,871         --          (33,165)     1,939,706
                                                            ----------    ----------      --------     -----------
                                                          $ 12,309,019        19,760      (330,879)    11,997,900
                                                            ==========    ==========      ========     ===========

        There was no sales of securities in 1999 or 1998.

             At December 31, 1999, the Company has pledged securities with a carrying value of approximately $2.4 million for public deposits.

        The scheduled maturities at December 31, 1999 are as follows:

                                                                                         AMORTIZED          FAIR
                                                                                           COST             VALUE
                                                                                         ---------          ----
           Due from one to five years                                                 $   2,686,610        2,565,313
           Due from five to ten years                                                     7,649,538        7,492,881
           Mortgage-backed security                                                       1,972,871        1,939,706
                                                                                         ----------      -----------
                                                                                       $ 12,309,019       11,997,900
                                                                                         ==========       ==========

(3) LOANS

    The components of loans were as follows:

                                                                                           AT DECEMBER 31,
                                                                                         -----------------------
                                                                                          1999              1998
                                                                                         ---------          ----

              Commercial                                                             $  19,122,523        1,092,911
              Commercial real estate                                                    26,450,845               --
              Residential real estate                                                   12,915,102           50,308
              Consumer and other                                                         3,535,775           71,386
                                                                                       -----------      -----------
                 Total loans                                                            62,024,245        1,214,605

              Less:
                Allowance for loan losses                                                 (621,000)         (12,000)
                Net deferred loan fees                                                     (40,672)              --
                                                                                       -----------    -------------
                 Loans receivable, net                                                $ 61,362,573        1,202,605
                                                                                        ==========    =============

                                                                   (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(3) LOANS, CONTINUED

    The following is a summary of the activity in the allowance for loan losses:

                                                                                      YEAR ENDED     PERIOD ENDED
                                                                                      DECEMBER 31,    DECEMBER 31,
                                                                                      ------------    ------------
                                                                                          1999           1998
                                                                                          ----           ----

              Allowance, at beginning of period                                        $  12,000             --
              Provision for loan losses                                                  609,000         12,000
                                                                                         -------         ------
              Allowance, at end of period                                              $ 621,000         12,000
                                                                                         =======         ======

       There were no impaired loans recognized under SFAS 114 and 118 during 1999 or 1998.

(4) PREMISES AND EQUIPMENT

    Premises and equipment were as follows:

                                                   AT DECEMBER 31,
                                                ---------------------
                                                1999            1998
                                                ----            ----
      Cost:

         Land                            $   450,000           450,000
         Building                            839,514           672,166
         Leasehold improvements            2,110,188           428,816
         Furniture and equipment           1,108,390           305,234
                                         -----------       -----------
            Total cost                     4,508,092         1,856,216
      Less accumulated depreciation         (190,324)           (6,144)
                                         -----------       -----------
            Net book value               $ 4,317,768         1,850,072
                                         ===========       ===========

       The Company leases three of its office facilities under operating leases. The leases contain escalation clauses and have renewal options from 5 to 15 years. Rent expense under operating leases for the year ended December 31, 1999 and for the period from December 15, 1998 (commencement of banking operations) to December 31, 1998 was approximately $327,000 and $6,500, respectively. Future minimum rental commitments under noncancelable leases are as follows:

          YEAR ENDING DECEMBER 31:                            AMOUNT
          ------------------------                            ------

              2000                                      $    376,914
              2001                                           411,599
              2002                                           430,338
              2003                                           433,135
              2004                                           364,300
              2005 and thereafter                          1,436,401
                                                           ---------
                                                         $ 3,452,687
                                                           =========

       In January 2000, the Company purchased land in Bonita Springs, Florida for approximately $725,000 for a future branch site. The Company will purchase a temporary building unit for approximately $100,000 until construction of the new branch is completed (see Note 17).

                                                                   (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(5) DEPOSITS

       The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000, were approximately $19.3 million at December 31, 1999.

       At December 31, 1999, the scheduled maturities of certificates of deposit were as follows:

         YEAR ENDING DECEMBER 31,                           AMOUNT
         ------------------------                           ------

             2000                                         $  27,890,399
             2001                                             6,309,342
             2002                                               259,645
             2004                                               25,891
                                                          -------------
                                                          $ 34,485,277
                                                          =============

(6) BENEFIT AGREEMENTS

       The Company has entered into Salary Continuation Agreements (the "Agreements") with the Chairman of the Board of Directors ("Chairman") and the President/Chief Executive Officer ("CEO") which requires the Company to provide salary continuation benefits to them upon retirement. The Agreements require the Company to pay annual benefits for up to twenty years following their normal retirement ages. The Agreements also provide for salary continuation in the event of a change in control of the Company, for early voluntary termination by the officers, based on a ten-year vesting schedule, and for disability benefits. The Company is accruing the present value of the future benefits to be paid over the terms of the Agreements using a discount rate of 7.5%, assuming the officers will retire at their normal retirement age. Expense relating to these Agreements was $38,817 and $16,211 for the year ended December 31, 1999 and for the period from December 15, 1998 (commencement of banking operations) to December 31, 1998, respectively. As of December 31, 1999, the Company has accrued $55,028 related to these Agreements.

                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(7) FINANCIAL INSTRUMENTS

       The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit, standby letters of credit, undisbursed loans in process and unused lines of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

       The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty.

       Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved is essentially the same as that involved in extending loans to customers.

     The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                                                AT DECEMBER 31,
                                                    ----------------------------------------------------------------
                                                                  1999                            1998
                                                    --------------------------           ---------------------------
                                                    CARRYING             FAIR            CARRYING              FAIR
                                                     AMOUNT              VALUE            AMOUNT               VALUE
                                                    ---------          --------          --------             ------
      Financial assets:
           Cash and cash equivalents                $ 4,520              4,520             13,258             13,258
           Securities available for sale             11,998             11,998                 --                 --
           Loans receivable, net                     61,363             61,316              1,203              1,203
           Accrued interest receivable                  554                554                 31                 31
           Federal Home Loan Bank stock                 212                212                 --                 --

      Financial liabilities:

           Deposit liabilities                       65,063             64,598              3,274              3,274
           Federal funds purchased                    6,000              6,000                 --                 --

                                                                   (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(7) FINANCIAL INSTRUMENTS, CONTINUED

       A summary of the notional amounts of the Company's financial instruments which approximates fair value, with off-balance-sheet risk at December 31, 1999, follows:

          Commitments to extend credit                 $  24,642,000
                                                          ===========

          Standby letters of credit                    $   1,043,000
                                                         ============

          Undisbursed loans in process                 $   8,925,839
                                                         ============

          Unused lines of credit                       $   4,718,187
                                                         ============

(8) CREDIT RISK

       The Company grants real estate, commercial and consumer loans to customers primarily in the State of Florida with the majority of such loans in the Orange and Seminole Counties area. Therefore, the Company's exposure to credit risk is significantly affected by changes in the economy of the Orange and Seminole Counties area.

(9) INCOME TAXES

    The income tax benefit consisted of the following:

                                         YEAR ENDED       PERIOD ENDED
                                         DECEMBER 31,     DECEMBER 31,
                                         ------------     --------------
                                             1999              1998
                                             ----              ----
      Deferred:
          Federal                      $(473,218)              (22,441)
          State                          (81,005)               (3,841)
                                       ---------             ---------
             Total deferred            $(554,223)              (26,282)
                                       =========             =========

       The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows:

                                                                       YEAR ENDED                  PERIOD ENDED
                                                                    DECEMBER 31, 1999             DECEMBER 31, 1998
                                                                  ---------------------           -----------------
                                                                     AMOUNT          %            AMOUNT        %
                                                                     ------          ---          ------        ---
       Income tax benefit at statutory rate                      $(508,711)        (34.0)%     $ (23,904)    (34.0)%
       (Increase) decrease resulting from:
          State income taxes, net of Federal tax benefit           (53,463)         (3.6)         (2,535)     (3.6)
          Other                                                      7,951            .5             157        .2
                                                                   -------         -----         -------     -----
       Income tax benefit                                        $(554,223)        (37.1)%      $(26,282)    (37.4)%
                                                                   =======         =====          ======     =====


                                                                   (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(9) INCOME TAXES, CONTINUED

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                                 AT DECEMBER 31,
                                                                          --------------------------
                                                                          1999                 1998
                                                                          ----                  ----
      Deferred tax assets:
          Net operating loss carryforwards                            $ 572,844                36,034
          Allowance for loan losses                                     164,044                    --
          Unrealized loss on securities available for sale              108,892                    --
          Start up and organization costs                               108,370               136,039
          Deferred compensation                                          20,707                    --
          Depreciation                                                       --                 1,190
          Other                                                          13,510                    --
                                                                      ---------             ---------
             Gross deferred tax assets                                  988,367               173,263
                                                                      ---------             ---------

      Deferred tax liabilities:
          Accrual to cash conversion                                   (174,106)               (2,485)
          Depreciation                                                   (3,115)                   --
          Allowance for loan losses                                          --               (22,747)
                                                                      ---------             ---------
             Gross deferred tax liabilities                             177,221               (25,232)
                                                                      ---------             ---------
             Net deferred tax asset                                   $ 811,146               148,031
                                                                      =========             =========

       At December 31, 1999, the Company has the following net operating loss carryforwards available to offset future Federal and state taxable income:

                    EXPIRATION                                   AMOUNT
                    ----------                                   ------
                        2018                                  $     94,515
                        2019                                     1,427,791
                                                                 ---------
                                                               $ 1,522,306
                                                                 =========

                                                                   (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(10)  RELATED PARTY TRANSACTIONS

       In the ordinary course of business, the Company has made loans, at terms and rates prevailing at the time, to Company officers, directors and their affiliates. The aggregate dollar amount of these loans totaled $4.5 million and $.9 million at December 31, 1999 and 1998, respectively. During the year ended December 31, 1999, total principal additions were $4.0 million and total principal repayments were $.4 million. As of the same dates, these individuals and entities had approximately $12.6 million and $3.2 million, respectively, of funds on deposit with the Company.

       In addition, in 1999 the Company began leasing one of its branch facilities from a director of the Company. Total lease payments made to this director totaled $115,724 for the year ended December 31, 1999. During 1999, the Company also entered into agreements for various insurance coverages which have resulted in normal commissions being paid to a company affiliated with a director. The total insurance premiums paid for these policies was approximately $202,800 for the year ended December 31, 1999.

(11)  STOCK OPTION PLANS

       In 1999, the Company adopted an employee incentive stock option plan. Under this plan, the total number of shares which may be issued is 106,000. The option price shall not be less than the greater of the par value of the common stock or the fair market value at the date of grant and the options vest ratably over a five year period. Options granted during 1999 were effective the date employees were hired by the Company. During 1999, 93,000 options were granted under this plan.

       Also in 1999, the Company adopted a directors' nonstatutory stock option plan. Under this plan, the total number of shares which may be issued is 70,000. The option price shall not be less than the greater of the par value of the common stock or the fair market value at the date of grant and all options are immediately excisable when granted. During 1999, 70,000 options were granted under this plan.

    A summary of stock option transactions follows:

                                                                                    RANGE
                                                                                   OF PER      WEIGHTED-
                                                                                    SHARE       AVERAGE     AGGREGATE
                                                                    NUMBER OF      OPTION      PER SHARE     OPTION
                                                                     SHARES         PRICE       PRICE         PRICE
                                                                     ------        -------      --------     --------
              Options granted and outstanding at
                  December 31, 1999                                  163,000      $ 15.00       15.00      2,244,000
                                                                     =======        =====       =====      ==========

         All options granted under both plans have ten year lives. The weighted-average remaining contractual life of options outstanding at December 31, 1999 was 9.1 years.

                                                                   (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(11) STOCK OPTION PLANS, CONTINUED The options are exercisable as follows:

                                                              NUMBER OF              WEIGHTED-AVERAGE
               YEAR ENDING DECEMBER 31,                        SHARES                EXERCISE PRICE
               ------------------------                        ------                --------------
               Currently exercisable                           75,600                    $ 15.00
               2000                                            18,600                      15.00
               2001                                            18,600                      15.00
               2002                                            18,600                      15.00
               2003                                            18,600                      15.00
               2004                                            13,000                      15.00
                                                             --------
                                                              163,000                    $ 15.00
                                                             ========

       In order to calculate the fair value of the options, it was assumed that the risk-free interest rate was 6.0%, there would be no dividends paid by the Company over the exercise period, the expected life of the options would be the entire exercise period and stock volatility would be zero due to the lack of an active market for the stock. For purposes of pro forma disclosures, the estimated fair value is included in expense during the vesting period. The following information summarizes the options granted under both plans (in thousands):

           Weighted-average grant-date fair value of options
               issued during the year                              $ 1,057
                                                                     ======
           Proforma net loss                                       $(1,671)
                                                                     ======
           Proforma net loss per share - basic and diluted        $  (1.95)
                                                                     ======

(12)  PROFIT SHARING PLAN

         During 1999, the Company adopted a 401(k) profit sharing plan (the "Plan"). The Plan is available to all employees electing to participate after meeting certain length-of-service requirements. The Company's contributions to the Plan are discretionary and are determined annually. The Company did not make any contributions to the Plan during the year ended December 31, 1999. One of the investment choices available under the Plan, allows for participants to purchase the Company's common stock. 25,000 shares of the Company's common stock has been allocated to the Plan. In 1999, $71,186 had been contributed to the Plan by participants to purchase 4,745 shares of the Company's common stock. These shares will be issued during the first quarter of 2000.

                                                                   (continued)

(13) EMPLOYEE STOCK PURCHASE PLAN

         During 1999, the Company adopted an Employee Stock Purchase Plan (the "Plan"). Under this Plan employees can elect to make payroll deductions to purchase the Company's common stock. The total number of shares which has been allocated under the Plan is 15,000 shares. During the year ended December 31, 1999, employees had withheld $14,957, of which $14,820 will be used to purchase 988 shares of the Company's common stock. These shares will be issued during the first quarter of 2000.

                                                                    (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(14)  REGULATORY MATTERS

         Banking regulations place certain restrictions on dividends and loans or advances made by the Bank to the Holding Company.

         The Bank is subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999 and 1998, the Bank met all capital adequacy requirements to which they are subject.

         As of December 31, 1999, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and percentages as of December 31, 1999 and 1998 are also presented in the table (dollars in thousands).

                                                                                                   MINIMUM
                                                                                                 TO BE WELL
                                                                                              CAPITALIZED UNDER
                                                                FOR CAPITAL ADEQUACY          PROMPT CORRECTIVE
                                              ACTUAL                 PURPOSES:                 ACTION PROVISIONS:
                                       --------------------      ------------------          --------------------
                                       AMOUNT            %       AMOUNT           %          AMOUNT            %
                                       ------           ---      ------         ---          ------           ---
      AS OF DECEMBER 31, 1999:
          Total capital to Risk-

            Weighted assets .....      $12,172         17.5%   $ 5,551         8.0%    $ 6,939       10.0%
          Tier I Capital to Risk-
            Weighted Assets .....       11,551         16.6      2,776         4.0       4,163         6.0
          Tier I Capital
            to Total Assets .....       11,551         15.5      2,972         4.0       3,715         5.0

      AS OF DECEMBER 31, 1998:
          Total capital to Risk-

            Weighted assets .....       12,097        207.3        467         8.0         584        10.0
          Tier I Capital to Risk-
            Weighted Assets .....       12,085        207.1        233         4.0         350         6.0
          Tier I Capital
            to Total Assets .....       12,085         94.2        513         4.0         641         5.0

                                                                   (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(15)  HOLDING COMPANY FINANCIAL INFORMATION

         As discussed in Note 1 to the Consolidated Financial Statements, the Holding Company was organized during 1999. The Holding Company's financial information as of December 31, 1999 and for the year then ended follows:

                             CONDENSED BALANCE SHEET

                                         AT DECEMBER 31,
                                              1999
                                         ----------------
              ASSETS

      Investment in subsidiary            $11,838,487
                                          -----------
          Total assets                    $11,838,487
                                          ===========

              STOCKHOLDERS' EQUITY

      Stockholders' equity                 11,838,487
                                          -----------
          Total stockholders' equity      $11,838,487
                                          ===========

                        CONDENSED STATEMENT OF OPERATIONS

                                                      FOR THE
                                                     YEAR ENDED
                                                    DECEMBER 31,
                                                        1999
                                                    ------------

      Loss of subsidiary                            $(941,985)
                                                    ----------
          Net loss                                  $(941,985)
                                                    ==========

                                                                    (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(15) HOLDING COMPANY FINANCIAL INFORMATION, CONTINUED

                                            CONDENSED STATEMENT OF CASH FLOWS


                                                                                    FOR THE
                                                                                    YEAR ENDED
                                                                                    DECEMBER 31,
                                                                                    ------------
                                                                                      1999
                                                                                    ------------
      Cash flows from operating activities:
          Net loss                                                                  $(941,985)
          Adjustments to reconcile net loss to net cash used in
            operating activities -
              Equity in undistributed loss of subsidiary                             (941,985)
                                                                                    ---------
              Net cash used in operating activities                                        --
                                                                                    ---------
      Net increase in cash and cash equivalents                                            --

      Cash and cash equivalents at beginning of the year                                   --
                                                                                    ---------
      Cash and cash equivalents at end of year                                      $      --
                                                                                    =========
      Noncash transactions:

          Change in investment in subsidiary due to change in accumulated other comprehensive income, unrealized loss on securities

              available for sale, net of income tax                                 $(202,227)
                                                                                    =========

(16) YEAR 2000 ISSUES

         The Company's operating and financial systems have been found to be compliant; the "Y2K Problem" has not adversely affected the Company's operations nor does management expect that it will. However, the Company has not determined what effect it has had on its customers and vendors. Any adverse effect it might have on the Company because of vendors and customers noncompliance has not been determined.

(17)  NEW BANK CHARTER

         In September, 1999 the Company's Board of Directors approved the formation of a new bank in Southwest, Florida. The new bank is subject to regulatory approval.

                                    Exhibit A

                             SUBSCRIPTION AGREEMENT

Southern Community Bancorp
250 North Orange Avenue
Orlando, Florida 32801

Attn:    Mr. John G. Squires or
         Mr. Charlie W. Brinkley, Jr.

Dear Gentlemen:

         1.       SUBSCRIPTION

                  Subject to the terms and conditions set forth below, the undersigned hereby subscribes to purchase shares (the "Shares") of the common stock, par value $1.00 per share (the "Common Stock") of Southern Community Bancorp, a corporation organized under the laws of Florida (the "Company"). The undersigned hereby acknowledges receipt of a copy of the Prospectus for the Shares, dated as of

        , 2000 (the "Prospectus").

         2.       PURCHASE OF SHARES

                  (a) PURCHASE PRICE. The undersigned hereby subscribes for:

Number of Shares to be                      ___________________
Purchase:

(1,000 share minimum)

Price per Share:                                   x __________
Total Purchase Price:                       $__________________
Amount of enclosed check:
 ($16.50 per Share times

 number of Shares purchased)                $__________________

                  (b) PAYMENT OF PURCHASE PRICE. Enclosed with this Agreement is the undersigned's personal check (or a certified check, bank check or money order) payable to "SunTrust Bank -- Escrow Agent for Southern Community Bancorp" in payment for the number of Shares specified below.

                  (c)      TITLE TO SHARES.

TITLE TO BE TAKEN - (check one)

( ) Individual Ownership

( ) Joint Tenants with Right
      of Survivorship

( ) Other-Specify: ________________

Taxpayer Identification No:


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(Name as it should appear on the Corporation's stock register - two names for Joint Owners - please print or type)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(Residence Address)

--------------------------------------------------------------------------------
(Home Phone)

--------------------------------------------------------------------------------
(Business Phone)

                  (d)      DESIGNATION OF ESCROW ACCOUNT.

                           (a) The undersigned hereby directs the Company to deposit the undersigned's funds (if accepted by the Company for subscription) as follows:

                                    (  )  Deposit subscription funds in the
                                          first escrow account (as described
                                          in the Prospectus).

                                    (  )  Deposit subscription Funds in the
                                          second escrow account (as described in
                                          the Prospectus).

                                    The undersigned acknowledges and agrees that
the undersigned's funds will be held in escrow in accordance with the terms of the Escrow Agreement dated ____, 2000 by and between the Company and SunTrust Bank, as escrow agent.

         3.       REPRESENTATIONS AND WARRANTIES

                  As an inducement to the Company to accept this Agreement, the undersigned represents and warrants to the Company that:

                  (a) The undersigned (and the undersigned's advisors) have received a copy of the Prospectus prior to signing this subscription agreement, have read and understand the disclosures set forth on the cover page of the Prospectus, and are fully familiar with the Prospectus, including the Exhibits thereto.

                  (b)      The undersigned is fully aware that:

                           (i)      This subscription may be accepted or
rejected in whole or in part by the Company in its sole and absolute discretion;

                           (ii)     This subscription is and shall be
irrevocable, except as set forth in the Prospectus; provided that the undersigned shall have no obligation hereunder in the event that this subscription is for any reason rejected or the offering described in the Prospectus is for any reason canceled or withdrawn;

                           (iii)    No federal or state agency has made any
finding or determination as to the fairness of the offering for public investment, and no such agency has made any recommendation or endorsement of the Shares;

                           (iv)     There is no public market for the Shares;

                           (v)      THE SHARES ARE NOT DEPOSITS AND ARE
                                    NOT INSURED BY THE FDI OR ANY OTHER AGENCY.

         4.       MISCELLANEOUS

                  (a) MODIFICATION. Neither this Agreement nor any provisions hereof shall be modified, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

                  (b) NOTICES. Any notice, demand or other communication which any party hereto may be required, or may elect, to give to anyone interested hereunder shall be sufficiently given if (a) deposited, postage prepaid, in a United States mail letter box, registered or certified mail, return receipt requested, addressed to such address as may be given herein, or (b) delivered personally at such address.

                  (c) BINDING EFFECT. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns. If the undersigned is more than one person, the obligation of the undersigned shall be joint and several and the agreements, representations, warranties and acknowledgments herein contained shall be deemed to be made by and be binding upon each such person and his heirs, executors, administrators and successors.

                  (d) ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties, and there are no representations, covenants or other agreements except as referred to herein.

                  (e) ASSIGNABILITY. This Agreement is not transferable or assignable by the undersigned; any purported transfer or assignment by the undersigned shall be null and void.

                  (f) APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of Florida.

                  (g) NO WAIVER. Failure of the Company to exercise any right or remedy under this Subscription Agreement or any other agreement between the Company and the undersigned, or otherwise, or delay by the Company in exercising same, will not operate as a waiver thereof. No waiver by any party will be effective unless and until it is in writing and signed by such party.

                  (h) SEVERABILITY. In the event that any provisions of this Subscription Agreement are invalid or unenforceable under any applicable statute or rule of law, then such provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

                  IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement on this ____ day of ___________________, 2000.

                                 ---------------------------------------------
                                 Signature

                                 ---------------------------------------------
                                 Signature (Second signature required for joint ownership)

         The foregoing subscription for the purchase of the shares of Southern Community Bancorp is hereby accepted for the following number of shares:
__________.

                  Number of Shares:
                                    -------------------------
                  Purchase Price:
                                    -------------------------

         ACCEPTED AT _______________, Florida, this ____ day of
________________, 2000.

                                      SOUTHERN COMMUNITY BANCORP

                                       By:
                                           -----------------------------------
                                      Its:
                                           -----------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Bylaws limit, to the maximum extent permitted by Florida law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors or officers. The Bylaws provide further that the Registrant shall indemnify to the fullest extent permitted by Florida law any person made a party to an action or proceeding by reason of the fact that such person was director, officer, employee or agent of the Registrant. The Bylaws also provide that directors and officers who are entitled to indemnification shall be paid their expenses incurred in connection with any action, suit, or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of the Registrant to the maximum extent permitted by Florida law.

         Reference is made to the following documents filed as Exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

DOCUMENT                                           EXHIBIT NUMBER
---------                                          --------------

Registrant's Articles of Incorporation................ 3.1.
Registrant's Bylaws................................... 3.2.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses payable in connection with the sale of the common stock being registered hereby. All amounts are estimates, except the registration fee.

ITEM                                                              AMOUNT
----                                                              ------
SEC registration fee........................................      $ 4,573
Blue sky fees and expenses..................................
Printing and engraving expenses.............................
Legal fees and expenses.....................................
Auditors' fees and expenses.................................
Transfer agent and registrar fees...........................
Miscellaneous expenses......................................

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         The following is a summary of the transactions by Registrant since the Registrant's incorporation on March 24, 1999, involving sales of Registrant's securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act").

         On July 30, 1999, the Registrant issued 884,425 shares of common stock in exchange for all of the outstanding capital stock of Southern Community Bank. This transaction was exempt from Section 5 of the Securities Act pursuant to the provisions of Section 3(a)(12).

         The Registrant has entered into a Restricted Stock Agreement with Charlie W. Brinkley, Jr., its Chairman, under which the Registrant has agreed to issue up to 50,000 shares of its common stock to Mr. Brinkley as compensation for services. Under the terms of this agreement, the Registrant issued 250 shares effective as of January 1, 2000. This transaction was exempt from Section 5 of the Securities Act of 1933 pursuant to Section 4(2).

         On January 1, 2000, the Registrant issued 986 shares of its common stock to certain employees pursuant to the Registrant's Employee Stock Purchase Program. These shares were issued at a price of $15.00 per share. These transactions were exempt from Section 5 of the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act.

         On January 1, 2000, the Registrant sold 4,637 shares of its common stock to certain employees at a price of $15.00 per share. These transactions were exempt from Section 5 of the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act.

ITEM 27.  EXHIBITS.

         (a)      Exhibits

EXHIBIT
NUMBER                     EXHIBIT
------                     -------
   3.1            Articles of Incorporation, as amended, of Registrant
   3.2            Bylaws of Registrant
   4.1            Specimen Common Stock Certificate of Registrant
   5.1            Opinion of Shutts & Bowen LLP*
   10.1           Employees' Incentive Stock Option Plan of Registrant
   10.2           Directors' Statutory Stock Option Plan of Registrant
   10.3           Amended and Restated Employee Stock Purchase Plan of Registrant
   10.4           Salary Continuation Agreement between the Registrant and Charlie W. Brinkley, Jr. dated
                  February 23, 1999
   10.5           Salary Continuation Agreement between the Registrant and John G. Squires dated
                  February 23, 1999
   10.6           Lease Agreement dated April 22, 1998 between Marx Realty and Improvement Co., Inc.
                  and Registrant
   10.7           Lease Agreement dated November 30, 1998 between Patrick J. Armstrong and Registrant
   10.8           Electronic Data Processing Agreement dated August 12, 1998 between the Registrant and
                  First Commerce Technologies, Inc.
   10.9           Restricted Stock Agreement made effective as of January 1, 1999 between the Registrant and Charlie W. Brinkley, Jr.
   10.10          Escrow Agreement between the Registrant and SunTrust Bank*
   21.1           List of Subsidiaries of Registrant
   23.1           Consent of Hacker, Johnson, Cohen & Grieb PA
   23.2           Consent of Shutts & Bowen LLP (included in Exhibit 5.1)*
   24.1           Powers of Attorney (included on signature page of Registration Statement)
   27.1           Financial Data Schedule of Registrant
   99.1           Consent of Richard Garner, Proposed Director*
   99.2           Consent of Joel Whittenhall, Proposed Director*

   --------
      * To be filed by amendment

         (b)      Financial Statement Schedules:  None

ITEM 28. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the registration statement; (iii) To include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Orlando, State of Florida on April 25, 2000.

SOUTHERN COMMUNITY BANCORP

                                             By: /s/ CHARLIE W. BRINKLEY, JR.
                                                -------------------------------
                                                Charlie W. Brinkley, Jr.
                                             Chairman of the Board and Chief
                                                    Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby authorizes Charlie W. Brinkley, Jr., as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

                  NAME                                        TITLE                                     DATE
                  ----                                        -----                                     ----
/s/ CHARLIE W. BRINKLEY, JR.                     Chairman of the Board and Chief                   April 25, 2000
-----------------------------                     Executive Officer (Principal
     Charlie W. Brinkley, Jr.                         Executive Officer)

/s/ JOHN G. SQUIRES                                  President and Director                        April 25, 2000
-----------------------------
      John G. Squires

/s/ PATRICK J. ARMSTRONG                                    Director                               April 25, 2000
-----------------------------
       Patrick J. Armstrong

/s/ RICHARD M. DUNN                                         Director                               April 25, 2000
-----------------------------
      Richard M. Dunn

/2/ JENNINGS L. HURT, III                                   Director                               April 25, 2000
-----------------------------
    Jennings L. Hurt, III

/s/ EUGENE M. PASCARELLA                                    Director                               April 25, 2000
-----------------------------
   Eugene M. Pascarella

                                                            Director
-----------------------------
    Jon C. Peterson

/s/ JOHN K. RITENOUR                                        Director                               April 25, 2000
-----------------------------
    John K. Ritenour


/s/ STANLEY H. SANDEFUR                                     Director                               April 25, 2000
--------------------------------
   Stanley H. Sandefur

/s/ STEPHEN R. JEUCK                               Chief Financial Officer and                     April 25, 2000
--------------------------------               Secretary (Principal Financial and
      Stephen R. Jeuck                            Principal Accounting Officer)


                                  EXHIBIT INDEX

EXHIBIT
NUMBER                     EXHIBIT
---------                  -------

   3.1            Articles of Incorporation, as amended, of Registrant
   3.2            Bylaws of Registrant
   4.1            Specimen Common Stock Certificate of Registrant
   10.1           Employees' Incentive Stock Option Plan of Registrant
   10.2           Directors' Statutory Stock Option Plan of Registrant
   10.3           Amended and Restated Employee Stock Purchase Plan of Registrant
   10.4           Salary Continuation Agreement between the Registrant and Charlie W. Brinkley, Jr. dated
                  February 23, 1999
   10.5           Salary Continuation Agreement between the Registrant and John G. Squires dated
                  February 23, 1999
   10.6           Lease Agreement dated April 22, 1998 between Marx Realty and Improvement Co., Inc.
                  and Registrant
   10.7           Lease Agreement dated November 30, 1998 between Patrick J. Armstrong and Registrant
   10.8           Electronic Data Processing Agreement dated August 12, 1998 between the Registrant and
                  First Commerce Technologies, Inc.
   10.9           Restricted Stock Agreement made effective as of January 1, 1999 between the Registrant and Charlie W. Brinkley, Jr.
   21.1           List of Subsidiaries of Registrant
   23.1           Consent of Hacker, Johnson, Cohen & Grieb PA
   24.1           Powers of Attorney (included on signature page of Registration Statement)
   27.1           Financial Data Schedule of Registrant